                                                                  22
                                                                                        Rule 424(b)(3)
                                                                                        File Nos. 333-59614 and 333-59614-01

                                                         DATED SEPTEMBER 21, 2001

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 5, 2001)

                                                             $675,000,000
                                                      AGGREGATE PRINCIPAL AMOUNT
                                                              AT MATURITY

                                              [COUNTRYWIDE CREDIT INDUSTRIES, INC. LOGO]

                                                  LIQUID YIELD OPTION(TM)NOTES DUE 2031
                                                        (ZERO COUPON -- SENIOR)
                                                                  AND
                                                      COMMON SHARES ISSUABLE UPON
                                                CONVERSION AND/OR PURCHASE OF THE LYONS
                                                           ----------------

                                                 FULLY AND UNCONDITIONALLY GUARANTEED
                                             TO THE EXTENT DESCRIBED IN THIS PROSPECTUS BY
                                                     COUNTRYWIDE HOME LOANS, INC.
                                                           ----------------

                                                             THE OFFERING:

    We issued the LYONs in a private  placement in February 2001 at an issue price of $741.37 per LYON (74.137% of the principal amount at maturity).  Selling  securityholders  will use this  prospectus  to resell their LYONs and the shares of common stock  issuable upon conversion  and/or purchase by us of their LYONs. We will not pay interest on the LYONs prior to maturity  unless  contingent  interest becomes payable.  Instead,  on February 8, 2031, the maturity date of the LYONs, a holder will receive $1,000 per LYON. The issue price of each LYON  represents a yield to maturity of 1.00% per year  calculated  on a  semi-annual  bond-equivalent  basis from  February 8,
2001,  excluding any contingent  interest.  The LYONs will rank equally in right of payment to all of our existing and future unsecured and unsubordinated indebtedness.

                                                              GUARANTEE:

    Our wholly owned subsidiary,  Countrywide Home Loans, Inc., or "CHL," fully and unconditionally  guarantees our obligations to make cash payments on the LYONs to the extent described in this prospectus.

                                                     CONVERTIBILITY OF THE LYONS:

    Holders may convert each of their LYONs into 11.57 shares of our common stock (subject to  adjustment):  (1) if, as of the last day of the  preceding  calendar  quarter,  the  closing  sale  price of our  common  stock for at least 20  trading  days in a period of 30 consecutive  trading  days  ending on the last  trading day of that  preceding  calendar  quarter is more than a specified  percentage, initially 135% and declining  0.21% each quarter  thereafter,  of the accreted  conversion  price per share of common stock on the last trading  day of that  preceding  calendar  quarter,  (2) during any period in which the credit  rating  assigned to the LYONs by either
Moody's or Standard & Poor's falls below an  investment  grade rating level,  (3) if such LYONs have been called for  redemption or (4)
upon the occurrence of certain corporate transactions  described in this prospectus.  The accreted conversion price per share as of any day will equal the sum of the issue price of a LYON plus the accrued  original  issue  discount to that day,  divided by the applicable conversion  rate.  Our common  stock is listed on the New York Stock  Exchange  under the symbol  "CCR." On August 13,  2001,  the last reported sale price of our common stock was $43.27.

                                                         CONTINGENT INTEREST:

    We will pay  contingent  interest to the holders of LYONs during any six-month  period  commencing  February 8, 2006 if the average market price of a LYON for a certain  measurement period immediately  preceding such six-month period equals 120% or more of the sum of the issue  price and  accrued  original  issue  discount  for such LYON.  The  contingent  interest  payable per LYON in respect of any six-month  period will be equal to the greater of (1) 0.125% of the average market price of a LYON for the measurement  period referred to above  or (2) the sum of all  regular  cash  dividends  paid by us per  share on our  common  stock  during  that  six-month  period multiplied  by the number of shares of common  stock then  issuable  upon  conversion  of a LYON.  You should  read the  discussion  of selected United States federal income tax consequences relevant to the LYONs beginning on page 34.

                                       PURCHASE OF THE LYONS BY CCI AT THE OPTION OF THE HOLDER:

    Holders may  require us to purchase  all or a portion of their LYONs on any  February 8 occurring  in the years 2004,  2006,  2011,
2016,  2021 and 2026 at the prices set forth in  "Description  of LYONs --  Purchase  of LYONs at the  Option of the  Holders."  We may
choose to pay the purchase  price in cash or in common stock or a combination of cash and common stock.  In addition,  upon a change in control  of CCI or CHL on or before  February  8, 2006,  each  holder may  require us to  repurchase  for cash all or a portion of such holder's LYONs.

                                             REDEMPTION OF THE LYONS AT THE OPTION OF CCI:

    We may redeem all or a portion of the LYONs at any time on or after  February  8, 2006 at the prices set forth in  "Description  of
LYONs -- Redemption at the Option of CCI."
                                                           ----------------

    INVESTING IN THE LYONS INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 13 OF THIS PROSPECTUS.
                                                           ----------------

    We  will  not  receive  any of the  proceeds  from  the  sale  of the  LYONs  or  shares  of  common  stock  by any of the  selling securityholders.  The LYONs and  shares of common  stock may be offered in  negotiated  transactions  or  otherwise,  at market  prices prevailing at the time of sale or at negotiated  prices.  In addition,  shares of common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange.  See "Plan of Distribution." The selling  securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended.  Any profits realized by the selling  securityholders may be deemed to be underwriting  commissions.  If the selling securityholders use any broker-dealers,  any commissions paid to broker-dealers and, if broker-dealers  purchase any LYONs or shares of common stock as principals,  any profits received by such broker-dealers on the resale of the LYONs or shares of common stock, may be deemed to be underwriting discounts or commissions under the Securities Act.

    Neither the Securities and Exchange  Commission,  any state  securities  commission nor any other  regulatory  body has approved or disapproved  of these  securities or determined if this  prospectus is truthful or complete.  Any  representation  to the contrary is a criminal offense.

                                           The date of this prospectus is September 5, 2001.

                                            (TM) TRADEMARK OF MERRILL LYNCH &CO., INC.

                                                           TABLE OF CONTENTS

                                                                                                                Page
                                                                                                               -----

    You should rely only on the information  contained or incorporated by reference in this prospectus.  Countrywide Credit Industries,
Inc. and  Countrywide  Home Loans,  Inc. have not  authorized  any other person to provide you with  different  information.  If anyone provides  you with  different  or  inconsistent  information,  you should  not rely on it.  Countrywide  Credit  Industries,  Inc.  and
Countrywide  Home Loans,  Inc.  are not making an offer to sell these  securities  in any  jurisdiction  where the offer or sale is not permitted.

    You should  assume  that the  information  appearing  in this  prospectus  is  accurate  as of the date on the front  cover of this prospectus only. The business,  financial  condition,  results of operations and prospects of Countrywide Credit  Industries,  Inc. and
Countrywide Home Loans, Inc. may have changed since that date.

    References in this prospectus to "CCI," "the Company," "we," "us" and "our" refer to Countrywide  Credit  Industries,  Inc. and its consolidated subsidiaries, unless otherwise specified.

    References in this prospectus to "Countrywide  Home Loans," "CHL" or "the Guarantor" refer to Countrywide Home Loans,  Inc. and its consolidated subsidiaries, unless otherwise specified.

                                                  WHERE YOU CAN FIND MORE INFORMATION

    We file annual,  quarterly and current  reports,  proxy  statements and other  information  with the SEC. You may read and copy any public offering document we file without charge at any of the SEC's Public Reference Section's following locations:

            Public Reference Room                      Northeast Regional Office                    Midwest Regional Office
            450 Fifth Street, N.W                        7 World Trade Center                       500 West Madison Street
                  Room 1024                                   Suite 1300                                  Suite 1400
           Washington, D.C. 20549                      New York, New York 10048                     Chicago, Illinois 60661

    You can also request copies of all, or any portion,  of these documents by writing the Public Reference  Section and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330  for further  information on the Public Reference Section.  Additionally,  these documents are available to the public from the SEC's web site at  http://www.sec.gov.  You can also inspect  reports,  proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We are  "incorporating  by reference" into this prospectus  certain  information  that we file with the SEC. This means that we are disclosing  important  information to you by referring to those documents.  The information  incorporated by reference is considered to be part of this prospectus,  except for any information  superceded by information  contained directly in this prospectus.  Information that we file later with the SEC will automatically  update  information in this prospectus.  In all cases, you should rely on the later information  over different  information  included in this  prospectus.  We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

    o   Annual Report on Form 10-K for the year ended February 28, 2001;

    o   Quarterly Report on Form 10-Q for the quarter ended May 31, 2001; and

    o   Current Report on Form 8-K filed on June 22, 2001.

    You may request a copy of these filings,  or any other documents or other information  referred to in, or incorporated by reference into, this prospectus, at no cost, by writing or calling us at the following address or telephone number:

                                                  Countrywide Credit Industries, Inc.
                                                           4500 Park Granada
                                                      Calabasas, California 91302
                                                            (818) 225-3000

    Exhibits to the documents  incorporated  by reference  will not be sent,  however,  unless those  exhibits  have been  specifically referenced in this prospectus.

                                                      FORWARD-LOOKING INFORMATION

    Some of the statements in this  prospectus and any documents  incorporated  by reference  constitute  "forward-looking  statements"
within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These  forward-looking  statements reflect our current views with respect to future events or our  financial  performance,  and involve  certain known and unknown  risks,  uncertainties  and other factors,  including those identified below,  which may cause our or our industry's actual or future results,  levels of activity, performance or achievements to differ materially from those expressed or implied by any  forward-looking  statements or from historical results. In some cases, you can identify  forward-looking  statements by terminology such as "may," "will," "could," "would," "should,"
"believe," "expect," "plan,"  "anticipate,"  "intend," "estimate,"  "predict,"  "potential" and other expressions which indicate future events  and  trends.  We do  not,  nor  does  any  other  person,  assume  responsibility  for the  accuracy  and  completeness  of any forward-looking  statements.  We have no duty to update or revise any  forward-looking  statements after the date of this prospectus or to conform them to actual results,  new information,  future events or otherwise.  All of the forward-looking  statements are qualified in their  entirety by  reference to the factors  discussed in the section  titled  "Management's  Discussion  and Analysis of Financial
Conditions  and Results of  Operations"  of our 2001 Form 10-Qs and our most recent Form 10-K,  which  describe  risks and factors that could cause results to differ materially from those projected in such forward looking statements.

    The following factors,  among others, could cause our or our industry's future results to differ materially from historical results or those anticipated:

    o   the level of demand for mortgage credit, insurance and securities products;

    o   the direction of interest rates;

    o   the relationship between mortgage interest rates and the cost of funds;

    o   federal and state  regulation of our mortgage  banking,  closing  services,  capital  markets,  insurance  operations and other businesses; and

    o   competition within the mortgage banking industry, capital markets and insurance industries.

    We caution you that these risks may not be exhaustive.  We operate in a continually  changing  business  environment,  and new risk factors emerge from time to time. Our management  cannot predict such new risk factors,  nor can it assess the impact,  if any, of such new risk factors on our  business or the extent to which any factor,  or  combination  of factors,  may cause actual  results to differ materially from those projected in any forward-looking  statements.  Accordingly,  forward-looking statements should not be relied upon as a prediction of actual results.

                                                                SUMMARY

    The  following  summary is  qualified in its entirety by the more  detailed  information  included  elsewhere  or  incorporated  by reference in this  prospectus.  Because  this is a summary,  it may not contain all the  information  that may be important to you. You should read the entire prospectus,  as well as the information incorporated by reference,  before making an investment decision. Market information is generally based on company generated estimates and not third party sources.

                                                  COUNTRYWIDE CREDIT INDUSTRIES, INC.

    We are a holding company that offers various financial  services through our subsidiaries.  We have six major operational  segments that are grouped into consumer and  institutional  businesses.  Consumer  businesses  include Mortgage  Originations,  Mortgage-Related
Investments and Business to Consumer  Insurance.  Our Institutional  businesses include Processing and Technology,  Capital Markets and
Business to Business Insurance.

    We are a Delaware corporation,  and our principal executive offices are located at 4500 Park Granada, Calabasas,  California 91302.
Our telephone number is (818) 225-3000.

                                                     COUNTRYWIDE HOME LOANS, INC.

    Countrywide  Home Loans,  Inc. is our  principal  subsidiary.  Countrywide  Home Loans and its  subsidiaries  originate,  purchase, securitize,  sell and service  residential  mortgage loans,  which are principally prime credit  mortgages.  It also offers home equity loans and lines of credit,  either as stand-alone  products or in connection with the origination of prime credit first  mortgages,  as well as second mortgages and sub-prime credit first mortgages.

    Countrywide Home Loans is a New York corporation,  and its principal executive offices are located at 4500 Park Granada, Calabasas,
California 91302. Its telephone number is (818) 225-3000.

                                                             THE OFFERING

LYONs.........................................    $675,000,000 aggregate principal amount at maturity of LYONs due February 8, 2031.
                                                  We will not pay interest on the LYONs prior to maturity unless contingent interest becomes payable. On February 8, 2001, each LYON was issued at a price of $741.37 per LYON and a principal amount at maturity of $1,000.

Maturity of LYONs.............................    February 8, 2031.

Yield to Maturity of LYONs....................    1.00% per year (computed on a semi-annual bond equivalent basis) calculated from
                                                  February 8, 2001, excluding any contingent interest.

Conversion Rights.............................    For each LYON surrendered for conversion, if the conditions are satisfied, a holder will receive 11.57 shares of our common stock. The conversion rate may be adjusted for certain reasons specified in the indenture, but will not be adjusted for accrued original issue discount. Upon conversion, a holder will not receive any cash payment representing accrued original issue discount. Instead, accrued original issue discount will be deemed paid by the shares of common stock received by the holder on conversion. See "Description of LYONs -- Conversion Rights."
                                                  Holders may surrender LYONs for conversion into shares of common stock in any calendar quarter (and only during such calendar quarter), if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding quarter is more than a specified percentage, beginning at 135% and declining 0.21% per quarter thereafter, of the accreted conversion price per share of common stock on the last trading day of such preceding calendar quarter. The accreted conversion price per share as of any day will equal the sum of the issue price of a LYON plus the accrued original issue discount to that day, with that sum divided by the number of shares of common stock issuable upon a conversion of a LYON.

                                                  Holders may also surrender a LYON for conversion during any period in which the credit rating assigned to the LYONs by either Moody's or Standard & Poor's falls below an investment grade rating level.

                                                  LYONs or portions of LYONs in integral multiples of $1,000 principal amount at maturity called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make a significant distribution to our shareholders or if we or CHL are a party to certain consolidations, mergers or binding share exchanges, LYONs may be surrendered for conversion as provided in "Description of LYONs -- Conversion
                                                  Rights." The ability to surrender LYONs for conversion will expire at the close of business on the business day immediately preceding February 8, 2031, unless they have previously been called for redemption or repurchase. See "Certain United
                                                  States Federal Income Tax Consequences" and "Description of LYONs -- Conversion
                                                  Rights -- Conversion Upon Notice of Redemption."

Original Issue Discount.......................    We issued the LYONs at an issue price significantly below the principal amount at maturity of the LYONs. The difference between the issue price and the principal amount at maturity of a LYON is referred to as original issue discount. This original issue discount accrues daily at a rate of 1.00% per year beginning on
                                                  February 8, 2001, calculated on a semi-annual bond equivalent basis, using a
                                                  360-day year comprised of twelve 30-day months. The accrual of imputed interest income, also referred to as tax original issue discount, as calculated for United
                                                  States federal income tax purposes, will exceed the accrued original issue discount. See "Certain United States Federal Income Tax Consequences -- Accrual of
                                                  Interest on the LYONs."

Contingent Interest...........................    We will pay contingent interest to the holders of LYONs during any six-month period from February 8 to August 7 and from August 8 to February 7, with the initial six-month period commencing February 8, 2006, if the average market price of a LYON for the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON to the day immediately preceding the first day of the applicable six-month period.
                                                  Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading day period for determining the average market price of a LYON will be the five trading days ending on the second trading day immediately preceding such record date. The amount of contingent interest payable per LYON in respect of any six-month period will be equal to the greater of:
                                                  o   0.125% of the average  market  price of a LYON for the five  trading day period referred to above or
                                                  o   the sum of all regular cash  dividends paid by us per share on our common stock during  that  six-month  period  multiplied  by the  number of shares of common stock issuable upon conversion of a LYON on each such payment date.  Contingent interest,  if any,  will  accrue  and be  payable to holders of LYONs as of the
                                                      15th day preceding the last day of the relevant  six-month period or, if we pay a regular  cash  dividend on our common  stock  during the  relevant  six-month period,  to holders of LYONs as of the record date for the related common stock dividend.  Such payments will be paid on the last day of the relevant six-month period or, if we pay a regular  cash  dividend on our common  stock  during the relevant  six-month  period,  on the payment  date of the related  common stock dividend.  The original  issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

Guarantee.....................................    CHL fully and unconditionally guarantees CCI's obligations to make cash payments on the LYONs to the extent described in this prospectus.

Ranking.......................................    The LYONs are unsecured and unsubordinated indebtedness of CCI and rank equally with CCI's other future unsecured and unsubordinated indebtedness (if any). CHL's guarantee of the LYONs ranks equally with CHL's other existing and future unsecured and unsubordinated indebtedness.

Tax Original Issue Discount...................    The LYONs are debt instruments subject to the United States federal income tax contingent payment debt regulations. You should be aware that, even if we do not pay any cash interest (including any contingent interest) on the LYONs, you will be required to include interest in your gross income for United States federal income tax purposes. This imputed interest, also referred to as tax original issue discount, will accrue at a rate equal to 6.53% per year, computed on a semi-annual bond equivalent basis, which represents the yield on noncontingent, nonconvertible, fixed-rate debt with terms otherwise similar to the LYONs. The rate at which the tax original issue discount will accrue for United States federal income tax purposes will exceed the stated yield of 1.00% for the accrued original issue discount. You will also recognize gain or loss on the sale, exchange, conversion or redemption of a LYON in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the LYON. Any gain recognized by you on the sale, exchange, conversion or redemption of a LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Certain United
                                                  States Federal Income Tax Consequences."

Sinking Fund..................................    None.

Redemption of LYONs at the Option of
    CCI.......................................    We may redeem all or a portion of the LYONs for cash at any time on or after
                                                  February 8, 2006 at the redemption prices set forth in "Description of LYONs --
                                                  Redemption of LYONs at the Option of CCI."

Purchase of LYONs by CCI at the Option
    of the Holder.............................    Holders may require us to purchase all or a portion of their LYONs on February 8,
                                                  2004 for a price equal to $763.89 per LYON, on February 8, 2006 for a price equal to $779.28 per LYON, on February 8, 2011 for a price equal to $819.14 per LYON, on
                                                  February 8, 2016 for a price equal to $861.03 per LYON, on February 8, 2021 for a price equal to $905.06 per LYON, and on February 8, 2026 for a price equal to
                                                  $951.35 per LYON. We may choose to pay the purchase price in cash or in common stock (based on the prevailing market price thereof) or a combination of cash and common stock. See "Description of LYONs -- Purchase of LYONs at the Option of the
                                                  Holder."

Change in Control.............................    Upon a change in control of CCI or CHL occurring on or before February 8, 2006, each holder may require us to repurchase all or a portion of such holder's LYONs for cash at a price equal to 100% of the issue price for such LYONs plus accrued original issue discount to the date of repurchase. See "Description of LYONs --
                                                  Change in Control Permits Purchase of LYONs by CCI at the Option of the Holder."

Optional Conversion to Semi-Annual
    Coupon Notes Upon Tax Event...............    After the occurrence of a Tax Event, as defined below, we will have the option to convert the LYONs to notes on which we will pay interest in cash on a semi-annual bond equivalent basis. In such cases, interest will accrue at a rate of 1.00% per year on a restated principal amount equal to the issue price of the LYONs plus accrued original issue discount to the option exercise date. Interest will be computed on the basis of a 360-day year of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the option exercise date. In such event, each of the redemption price, purchase price and change in control purchase price will be adjusted, and contingent interest will cease to accrue on the LYONs. Exercise of this option by us will not affect a holder's conversion rights. See "Description of LYONs --
                                                  Optional Conversion to Semiannual Coupon Notes Upon Tax Event."

Use of Proceeds...............................    We will not receive any of the proceeds from the sale by the selling securityholders of the LYONs or our common stock. See"Use of Proceeds."

DTC Eligibility...............................    The LYONs have been issued in book-entry form and are represented by permanent global certificates without coupons deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York. Beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances.
                                                  See "Description of LYONs -- Book-Entry System."

Trading.......................................    The LYONs issued in the initial private placement are eligible for trading in the
                                                  PORTAL system.  LYONs resold using this prospectus, however, will no longer be eligible for trading in the PORTAL system.

Symbol for our Common Stock...................    Our common stock is traded on the New York Stock Exchange under the symbol "CCR."

                                                             RISK FACTORS

    Prospective  investors should carefully consider the following  information with the other information contained or incorporated by reference in this prospectus before purchasing the LYONs.

AN ACTIVE TRADING MARKET FOR LYONS MAY NOT DEVELOP.

    Despite the fact that resales of the LYONs will be registered  transactions  under the Securities Act, we cannot assure you that an active trading market for the LYONs will develop and, if developed,  the liquidity or sustainability of any such market.  Moreover,  we cannot assure you that you will be able to sell LYONs or, if sold,  the price you would  receive.  Future  trading  prices of the LYONs will depend on many factors,  including,  among other things, prevailing interest rates, our operating results, the market price of our common stock and the market for similar securities.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS  NECESSARY  TO FINANCE THE PURCHASE OF LYONS AT THE OPTION OF THE HOLDERS OR IN A CHANGE
IN CONTROL REPURCHASE.

    We may be required to repurchase LYONs for cash prior to their stated maturity upon the occurrence of certain events, including:

    o   the occurrence of specific kinds of change in control events on or before February 8, 2006 and

    o   our failure to satisfy the  conditions  for the delivery of our common  stock in  connection  with  holders'  requests  that we repurchase their LYONs on February 8, 2004, 2006, 2011, 2016, 2021 and 2026.

However,  it is possible that we will not have sufficient funds at that time to make the required  repurchase of LYONs for cash or that restrictions in our indebtedness will not allow those repurchases for cash. In addition,  certain important  corporate events,  such as leveraged  recapitalizations  that would increase the level of our  indebtedness,  would not constitute a "change in control" under the indenture.  See  "Description of LYONs -- Purchase by CCI of LYONs at the Option of CCI" and "-- Change in Control Permits  Purchase of
LYONs at the Option of the Holder."

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING LYONS.

    The LYONs are  characterized  as  indebtedness  of ours for United States  federal  income tax purposes.  Accordingly,  you will be required to include in your income interest with respect to the LYONs.

    The LYONs are contingent  payment debt  instruments.  As a result,  you will be required to include amounts in income,  as ordinary income,  in advance of the  receipt  and in excess of the cash  attributable  thereto.  The amount of  interest  income  required to be included  by you for each year will be in excess of the yield to maturity of the LYONs.  You will  recognize  gain or loss on the sale, purchase by us at your option,  conversion or redemption of a LYON in an amount equal to the difference  between the amount realized on the sale,  purchase by us at your option,  conversion or redemption,  including the fair market value of any common stock received upon conversion  or  otherwise,  and your adjusted tax basis in the LYON.  Any gain  recognized  by you on the sale,  purchase by us at your option,  conversion or redemption of a LYON generally will be ordinary  interest  income;  any loss will be ordinary loss to the extent of the interest  previously  included in income,  and  thereafter,  capital  loss. A summary of the United  States  federal  income tax consequences  of ownership of the LYONs is described in this  prospectus  under the heading  "Certain  United States Federal Income Tax
Consequences."

                                                            USE OF PROCEEDS

    We will not receive any of the proceeds from the resale of the LYONs by the selling  securityholders  or any common stock  issuable upon conversion of the LYONs.

                                                  RATIO OF EARNINGS TO FIXED CHARGES

    The  following  table sets forth our ratio of earnings to fixed  charges for the three  months  ended May 31, 2001 and 2000 and the fiscal years ended on February 28 (or 29) 2001, 2000, 1999, 1998, and 1997.

                                     Three Months
                                     Ended May 31,                        Fiscal Year Ended Feb. 28 (29),
                               ------------------------  ------------------------------------------------
                                   2001         2000         2001         2000         1999         1998          1997
                               -----------  -----------  -----------  -----------  -----------  -----------   --------
          Ratio of earnings
          to fixed charges(1)      1.43         1.49         1.43         1.67         1.64         1.98          1.99

    (1) For purposes of  calculating  the ratio of earnings to fixed charges,  earnings  consist of income before Federal income taxes, plus fixed  charges.  Fixed  charges  include  interest  expense on debt and the portion of rental  expenses  which is considered to be representative of the interest factor (one-third of operating leases).

                                         PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

    Our common stock is traded on the New York Stock  Exchange and the Pacific Stock  Exchange  under the symbol "CCR." Set forth below are the high and low sales prices for CCR common stock,  as reported on the New York Stock  Exchange  composite  transaction  reporting system,  for each quarterly  period for the fiscal years ending on February 28 (29),  1999,  2000, 2001, and 2002. Also set forth below are the cash dividends declared per share of CCR common stock during such periods:

                                                                                                        CASH
                                                                                                      DIVIDENDS
                                                                                 HIGH        LOW      DECLARED
                                                                               --------   --------  ----------
                  FISCAL YEAR ENDING ON FEBRUARY 28, 2002
                    2nd Quarter (through August 13, 2001)..................    $  46.90   $  38.55     $ 0.10
                    1st Quarter............................................       49.35      38.05          0.10
                  FISCAL YEAR ENDING ON FEBRUARY 28, 2001
                    4th Quarter............................................       52.00      36.31       0.10
                    3rd Quarter............................................       41.69      31.50       0.10
                    2nd Quarter............................................       39.75      30.00       0.10
                    1st Quarter............................................       35.13      22.31       0.10
                  FISCAL YEAR ENDING ON FEBRUARY 29, 2000
                    4th Quarter............................................       29.25      23.00       0.10
                    3rd Quarter............................................       35.25      27.75       0.10
                    2nd Quarter............................................       45.25      31.63       0.10
                    1st Quarter............................................       48.00      36.56       0.10
                  FISCAL YEAR ENDING ON FEBRUARY 28, 1999
                    4th Quarter............................................       51.44      36.75       0.08
                    3rd Quarter............................................       50.75      28.63       0.08
                    2nd Quarter............................................       56.25      37.00       0.08
                    1st Quarter............................................       54.50      44.25       0.08

                                       COUNTRYWIDE CREDIT INDUSTRIES AND COUNTRYWIDE HOME LOANS

COUNTRYWIDE CREDIT INDUSTRIES, INC.

    We are a holding company that, through our wholly-owned subsidiaries,  offers various financial services. Our principal subsidiary,
Countrywide Home Loans,  originates,  purchases,  securitizes,  sells and services  residential  mortgage loans,  which are principally prime credit  quality  first-lien  mortgage loans secured by single (one- to four-) family  residences.  Our other  subsidiaries  offer ancillary financial products and services that complement our mortgage banking business.

    We have six major  segments that are grouped into consumer and  institutional  businesses.  Consumer  businesses  include  Mortgage
Originations,  Mortgage-Related  Investments and Business to Consumer  Insurance.  Our institutional  businesses include Processing and
Technology, Capital Markets and Business to Business Insurance.

    Our Mortgage  Originations segment originates mortgage loans through our retail branch network.  This network includes the consumer markets  division of Countrywide  Home Loans as well as Full Spectrum  Lending,  Inc. The consumer  markets  division  originates prime credit  quality  first- and  second-lien  mortgages  and home equity lines of credit that are secured by single (one- to four-)  family residences.  Full Spectrum Lending, Inc. originates these same products for sub-prime credit borrowers.  This segment also includes the wholesale  division of Countrywide Home Loans.  Through this division,  we originate prime credit quality  first-lien  mortgages,  home equity lines of credit and sub-prime loans via mortgage loan brokers and other financial  intermediaries.  Further,  through  Landsafe,
Inc. and its  subsidiaries,  this segment provides other services that complement the origination  process,  including title insurance, escrow services, appraisals, credit reporting, flood zone determinations and real property profiles.

    Our  Mortgage-Related  Investments segment invests in assets retained in the mortgage  securitization  process,  including mortgage servicing  rights and residual  interests in  asset-backed  securities.  In addition,  through this  segment,  we provide  certain loan servicing functions that are commonly out-sourced by other loan servicers,  such as tax bill monitoring,  trustee services, real estate owned management and real property field inspection services.

    Our Business to Consumer Insurance segment operates Countrywide Insurance Services,  Inc., a full service insurance agency offering homeowners, fire, flood, earthquake, life, disability and other insurance products from the carriers it represents.

    Our Processing and Technology segment  sub-services our own loan servicing portfolio and provides  sub-servicing  and/or processing services to other  domestic  and foreign  financial  institutions.  Included in this  segment are the  operations  of Global Home Loans
Limited,  a joint  venture  between us and Woolwich plc that  provides  loan  processing  services for loans  originated  in the United
Kingdom.

    Our  Capital  Markets  segment  operates  Countrywide  Capital  Markets,  Inc.  and its two  subsidiaries  -Countrywide  Securities
Corporation and Countrywide  Servicing  Exchange.  Countrywide  Securities  Corporation is a registered  broker-dealer  specializing in mortgage-backed  securities and other  mortgage-related  securities.  Countrywide  Servicing Exchange is a national servicing brokerage and consulting firm that facilitates  transactions  between buyers and sellers of bulk servicing  contracts and other  mortgage-related assets.  Also included in this segment is the  correspondent  lending  division of  Countrywide  Home Loans,  through which we purchase closed loans from mortgage bankers, commercial banks and other financial institutions.

    Our Business to Business Insurance segment operates Balboa Life Insurance Company and Balboa Insurance Company,  insurance carriers that sell life insurance and property and casualty insurance policies.  This segment also includes Second Charter Reinsurance  Company, a mortgage  reinsurance  company that partially  reinsures some of the mortgage loans  originated by Countrywide Home Loans and insured by mortgage insurance companies.

    We are a Delaware  corporation,  originally  incorporated in New York under the name of OLM Credit  Industries,  Inc. Our principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and our telephone number is (818) 225-3000.

COUNTRYWIDE HOME LOANS, INC.

    As described above in "-- Countrywide Credit Industries,  Inc.," Countrywide Home Loans and its subsidiaries  originate,  purchase, securitize,  sell and service  mortgage loans that are principally  prime credit quality  mortgage loans.  Countrywide  Home Loans also offers home equity loans and sub-prime credit quality loans.

    Countrywide Home Loans produces  mortgage loans through three separate  divisions.  The consumer markets division  originates prime credit  quality  mortgage  loans and home equity loans by means of referrals  from real estate agents and direct contact with consumers through its nationwide  network of retail branch offices,  its telemarketing  systems and its site on the World Wide Web. The wholesale division  produces  prime  credit  quality  mortgage  loans  and home  equity  loans  through  mortgage  brokers  and  other  financial intermediaries.  Through the  correspondent  lending  division,  Countrywide  Home Loans purchases  loans from other mortgage  bankers, commercial banks, savings and loan associations,  credit unions and other financial intermediaries.  Countrywide Home Loans customarily sells  substantially  all loans that it  originates  or  purchases.  To guarantee  timely and full payment of principal and interest on
Fannie Mae  securities,  Freddie Mac securities and Ginnie Mae securities and to transfer  credit risk of the loans,  Countrywide  Home
Loans pays guarantee fees to these agencies.

    Countrywide Home Loans and its subsidiary,  Countrywide Home Loans Servicing LP, service on a non-recourse basis  substantially all of the mortgage loans that  Countrywide  Home Loans  originates or purchases under servicing  agreements with Fannie Mae,  Freddie Mac,
Ginnie Mae and various  investors.  In addition,  Countrywide  Home Loans  purchases bulk servicing  contracts,  also on a non-recourse basis, to service  single-family  residential mortgage loans originated by other lenders.  Servicing mortgage loans includes collecting and remitting  loan  payments,  answering  questions  from  customers,  making  advances when  required,  accounting  for principal and interest,  holding  custodial  (impound) funds for payment of property taxes and hazard insurance,  making any physical  inspections of the  property,  counseling  delinquent  mortgagors,  supervising  foreclosures  and property  dispositions  in the event of  unremedied defaults and generally  administering the loans.  Countrywide Home Loans receives a fee for servicing  mortgage loans ranging generally from 1/4% to 1/2% annually on the  declining  principal  balances of the loans.  Countrywide  Home Loans has sold,  and may sell in the future, a portion of its portfolio of loan servicing rights to other mortgage servicers.

    The principal  sources of Countrywide Home Loans' revenue are: (1) loan origination fees; (2) any gains from the sale of loans; (3)
interest  earned on mortgage  loans during the period that they are held by  Countrywide  Home Loans pending sale, net of interest paid on funds  borrowed to finance those  mortgage  loans;  (4) loan servicing  fees;  and (5) interest  benefit  derived from the custodial balances  associated with  Countrywide  Home Loans' servicing  portfolio.  Countrywide  Home Loans'  principal  financing needs are the financing of its mortgage loan inventory and the investment in mortgage  servicing rights. To meet these needs,  Countrywide Home Loans currently utilizes  commercial paper supported by its revolving credit facility,  medium-term notes,  mortgage  repurchase  agreements, pre-sale  funding  facilities,  an  optional  cash  purchase  feature in the  dividend  reinvestment  plan,  redeemable  capital  trust pass-through  securities  and cash flows from  operations.  In the past,  Countrywide  Home Loans has  utilized  whole loan  repurchase agreements,  servicing-secured bank facilities,  private placements of unsecured notes and other financings, direct borrowings from its revolving credit facility and public offerings of preferred and common stock.

    Countrywide Home Loans is a New York corporation,  originally  incorporated in 1969. Its principal executive offices are located at
4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

                                                         DESCRIPTION OF LYONS

    We issued the LYONs under a senior  indenture  dated as of February 8, 2001,  between us and The Bank of New York, as trustee.  The following  summarizes the material provisions of the LYONs and the indenture.  The following summary is not complete and is subject to, and qualified by reference to, all of the  provisions  of the LYONs and the  indenture.  The  indenture,  which  contains a form of the
LYONs  and the  guarantee,  is  included  as an  exhibit  to the  registration  statement  of which  this  prospectus  is a part and is incorporated by reference herein.

    As used in this  description,  the words "we," "us," "our" or "CCI" do not include any current or future subsidiary of CCI. As used in this description, the words "CHL" or "the Guarantor" do not include any current or future subsidiary of CHL.

GENERAL

    On February 8, 2001, we issued $675,000,000  aggregate principal amount at maturity of the LYONs in a private placement.  The LYONs will mature on February 8, 2031.  The principal  amount at maturity of each LYON is $1,000.  The LYONs will be payable at the office of the  paying  agent,  which  initially  will be an office or agency of the  trustee,  or an office or agency  maintained  by us for such purpose, in the Borough of Manhattan, The City of New York.

    We issued each LYON at an issue price of $741.37 per LYON,  which  represents a substantial  discount from its principal  amount at maturity.  Except as described  below,  we will not make  periodic  payments of interest on the LYONs.  However,  the LYONs will accrue original  issue  discount while they remain  outstanding.  Original  issue  discount is the difference  between the issue price and the principal  amount at maturity of a LYON. We will  calculate the accrual of original  issue  discount on a semi-annual  bond  equivalent basis,  using a 360-day year composed of twelve 30-day months.  The Original issue discount began to accrue on the LYONs on February 8,
2001.

    The LYONs are debt instruments  subject to the contingent  payment debt regulations under the Internal Revenue Code. The LYONs were issued with original issue discount for United States federal income tax purposes.  Even if we do not pay any cash interest  (including any contingent  interest) on the LYONs,  holders will be required to include  accrued tax original issue discount in their gross income for United States  federal  income tax purposes.  The rate at which the tax original  issue discount will accrue will exceed the stated
yield of 1.00% for the accrued original issue discount described above. See "Certain United States Federal Income Tax Consequences."

    CHL fully and  unconditionally  guarantees our  obligations to make cash payments on the LYONs to the extent  described below under
"-- Guarantee."

    Maturity,  conversion,  purchase by us at the option of a holder or redemption  of a LYON will cause  original  issue  discount and interest,  if any, to cease to accrue on such LYON.  We may not reissue a LYON that has matured or been  converted,  purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such LYON.

    LYONs may be presented for conversion at the office of the conversion  agent,  and for exchange or  registration of transfer at the office of the registrar, each such agent initially being the trustee.

GUARANTEE

    CHL fully and  unconditionally  guarantees CCI's obligations to make cash payments on the LYONs (including  Liquidated  Damages, if any, under the  registration  rights  agreement) when due and payable,  without  duplication,  whether at maturity or upon  redemption, purchase or  otherwise,  regardless  of any  defense,  right of set-off or  counterclaim  which CCI may have or assert,  other than the defense of payment.  CHL's  obligations  under the guarantee are several and  independent of the obligations of CCI with respect to the
LYONs.

    The obligations of CHL under the guarantee are  unconditional  regardless of the  enforceability  of the LYONs or the indenture and may not be  discharged  until all  obligations  under those LYONs and the  indenture  are  satisfied.  Holders of the LYONs may proceed directly against CHL if an event of default affecting the LYONs occurs without first proceeding against CCI.

RANKING

    The LYONs are our  unsecured  and  unsubordinated  obligations.  The LYONs  rank  equally  in right of payment to all of our future unsecured and  unsubordinated  indebtedness.  However,  we are a holding  company,  and the LYONs are  effectively  subordinated to all existing and future  obligations  of our  subsidiaries,  other than CHL. As of May 31, 2001, we had  approximately  $17.538  billion of total  indebtedness  outstanding  through our  subsidiaries.  As of May 31, 2001, our  subsidiaries,  other than CHL, had approximately
$4.853 billion of outstanding indebtedness.

    CHL's guarantee of the LYONs is an unsecured and unsubordinated  obligation of CHL. The guarantee ranks equally in right of payment to all of CHL's  existing and future  unsecured  and  unsubordinated  indebtedness.  However,  CHL is also a holding  company,  and the guarantee  is  effectively  subordinated  to all existing  and future  obligations  of its  subsidiaries.  As of May 31, 2001,  CHL had approximately $12.685 billion of total indebtedness outstanding.

    The structural  subordination  of the LYONs and the guarantee  could affect  holders'  ability to receive cash payments made on the
LYONs.

CONVERSION RIGHTS

    The initial  conversion rate is 11.57 shares of common stock per LYON,  subject to adjustment upon the occurrence of certain events described  below.  A holder of a LYON  otherwise  entitled to a  fractional  share will receive cash in an amount equal to the value of such fractional share based on the sale price, as defined below, on the trading day immediately preceding the conversion date.

    Conversion  Rights Based on Common Stock  Price.  Holders may  surrender  LYONs for  conversion  into shares of common stock in any calendar quarter (and only during such calendar quarter),  if, as of the last day of the preceding  calendar quarter,  the closing sale price of our common  stock for at least 20 trading  days in a period of 30  consecutive  trading days ending on the last trading day of such preceding calendar quarter is more than a specified percentage,  beginning at 135% and declining 0.21% per quarter thereafter,  of the accreted  conversion  price per share of common  stock on the last trading day of such  preceding  calendar  quarter.  The accreted conversion  price per share as of any day will equal the issue price of a LYON plus the accrued  original  issue  discount to that day, divided by the number of shares of common stock issuable upon conversion of a LYON on that day (the "conversion trigger price").

    "Trading  day" means a day during which  trading in securities  generally  occurs on the New York Stock  Exchange or, if the common stock is not listed on the New York Stock  Exchange,  on the  principal  other  national or regional  securities  exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional  securities  exchange,  on the Nasdaq Stock
Market or, if the common stock is not quoted on the Nasdaq Stock  Market,  on the  principal  other market on which the common stock is then traded.

    The table  below  shows the  conversion  trigger  price per share of our common  stock in respect of each of the first 20  calendar quarters.  These prices reflect the accreted  conversion  price per share of common stock  multiplied by the applicable  percentage for the respective  calendar quarter.  Thereafter,  the accreted conversion price per share of common stock increases each calendar quarter by the accreted  original issue discount for the quarter and the applicable  percentage  declines by 0.21% per quarter.  The conversion trigger price for the calendar quarter beginning January 1, 2031 is $94.98.

                                                                 (1)              (2)             (3)
                                                                                              CONVERSION
                                                              ACCRETED                          TRIGGER
                                                             CONVERSION       APPLICABLE         PRICE
                       QUARTER*                                 PRICE         PERCENTAGE        (1)X(2)
                       --------                            --------------  ---------------  -----------
                       2001
                            Second Quarter............         $ 64.17          135.00%         $ 86.63
                            Third Quarter.............           64.33          134.79            86.71
                            Fourth Quarter............           64.49          134.58            86.79
                       2002
                            First Quarter.............           64.65          134.37            86.87
                            Second Quarter............           64.81          134.16            86.96
                            Third Quarter.............           64.98          133.95            87.04
                            Fourth Quarter............           65.14          133.74            87.12
                       2003
                            First Quarter.............           65.30          133.53            87.20
                            Second Quarter............           65.46          133.32            87.28
                            Third Quarter.............           65.63          133.11            87.36
                            Fourth Quarter............           65.79          132.90            87.44
                       2004
                            First Quarter.............           65.96          132.69            87.52
                            Second Quarter............           66.12          132.48            87.60
                            Third Quarter.............           66.29          132.27            87.68
                            Fourth Quarter............           66.45          132.06            87.76
                       2005
                            First Quarter.............           66.62          131.85            87.83
                            Second Quarter............           66.78          131.64            87.91
                            Third Quarter.............           66.95          131.43            87.99
                            Fourth Quarter............           67.12          131.22            88.07
                       2006
                            First Quarter.............           67.28          131.01            88.15
----------

*   This table assumes no events have occurred that would require an adjustment to the conversion rate.

    Conversion  Rights Based on Credit Ratings  Downgrade.  Holders may also surrender a LYON for conversion during any period in which the credit rating assigned to the LYONs by either Moody's or Standard&Poor's falls below an investment grade credit rating level.

    Conversion  Rights Upon Notice of Redemption.  A holder may surrender for conversion a LYON called for redemption at any time prior to the  close of  business  on the  second  business  day  immediately  preceding  the  redemption  date,  even if it is not  otherwise convertible  at such  time.  A LYON for which a holder  has  delivered  a purchase  notice or a change in  control  purchase  notice as described  below  requiring us to purchase the LYON may be surrendered  for  conversion  only if such notice is withdrawn in accordance with the indenture.

    Conversion Rights Upon Occurrence of Certain Corporate  Transactions  Involving CCI. If we are party to a consolidation,  merger or binding share exchange  pursuant to which our shares of common stock would be converted into cash,  securities or other  property,  the
LYONs may be surrendered  for conversion at any time from and after the date which is 15 days prior to the  anticipated  effective date of the  transaction  until 15 days after the actual date of such  transaction  and, at the effective  time, the right to convert a LYON into shares of common stock will be changed into a right to convert it into the kind and amount of cash,  securities or other  property of CCI or another  person which the holder would have received if the holder had converted the holder's LYON  immediately  prior to the transaction.  If such  transaction  also  constitutes  a change in control,  the holder will be able to require us to purchase all or a portion of such holder's LYONs as described under "-- Change in Control Permits Purchase of LYONs by CCI at the Option of the Holder."

    Conversion Upon Occurrence of Certain Corporate  Transactions  Involving CHL. Holders may also surrender their LYONs for conversion if CHL is a party to any  transaction  in which at least a  majority  of the total  voting  power in the  aggregate  of all  classes of capital stock of CHL is owned by a party other than CCI, its  majority-owned  subsidiaries or their respective  employee benefit plans;
provided that a merger or consolidation of CCI with CHL shall not be deemed to be an event triggering  conversion.  Upon the occurrence of any such event,  holders may surrender  their LYONs for conversion at any time from and after the date which is 15 days prior to the anticipated  effective date of the transaction  until 15 days after the actual date of such  transaction.  Such transaction  would also constitute  a change in control  and as such,  the holder will be able to require  CCI to  purchase  all or a portion of such  holder's
LYONs as described under "-- Change in Control Permits Purchase of LYONs by CCI at the Option of the Holder."

    On conversion of a LYON, a holder will not receive any cash payment of interest  representing  accrued  original issue discount or, except as described  below,  contingent  interest or semi-annual  interest.  Our delivery to the holder of the full number of shares of common stock into which the LYON is convertible, together with any cash payment for such holder's fractional shares, will be deemed:

    o   to satisfy our obligation to pay the principal amount at maturity of the LYON;

    o   to satisfy our obligation to pay accrued  original issue  discount  attributable  to the period from the issue date through the conversion date; and

    o   to satisfy CHL's obligations under the guarantee with respect to such LYON.

    As a result, accrued original issue discount is deemed to be paid in full rather than cancelled, extinguished or forfeited.

    If contingent or semi-annual  interest is payable to holders of LYONs during any particular  six-month  period,  and such LYONs are converted  after the applicable  accrual or record date therefor and prior to the next  succeeding  interest  payment date,  holders of such LYONs at the close of business on the accrual or record date will receive the contingent or semi-annual  interest  payable on such
LYONs on the corresponding  interest payment date  notwithstanding the conversion.  Such LYONs, upon surrender for conversion,  must be accompanied by funds equal to the amount of contingent or semi-annual  interest  payable on the principal amount of LYONs so converted, unless such LYONs have been called for redemption, in which case no such payment shall be required.

    The conversion  rate will not be adjusted for accrued  original issue discount or any contingent  interest.  A certificate  for the number of full shares of common stock into which any LYON is converted,  together with any cash payment for fractional shares,  will be delivered  through the conversion agent as soon as practicable  following the conversion date. For a discussion of the tax treatment of a holder  receiving  shares of common stock upon  conversion,  see "Certain  United States  Federal  Income Tax  Consequences  -- Sale,
Exchange, Conversion or Redemption."

    To convert a LYON into shares of common stock, a holder must:

    o   complete  and manually  sign the  conversion  notice on the back of the LYON or complete  and manually  sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

    o   surrender the LYON to the conversion agent;

    o   if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

    o   if required, pay all transfer or similar taxes.

Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

    The conversion rate will be adjusted for:

    o   dividends or distributions on our shares of common stock payable in shares of common stock or other capital stock of CCI;

    o   subdivisions, combinations or certain reclassifications of shares of our common stock;

    o   distributions  to all  holders of shares of common  stock of certain  rights to  purchase  shares of common  stock for a period expiring within 60 days at less than the sale price at the time; and

    o   distributions  to all holders of our shares of common  stock of our assets  (including  shares of capital  stock of, or similar equity  interests  in, a  subsidiary  or other  business  unit of ours) or debt  securities  or certain  rights to purchase our securities  (excluding cash dividends or other cash distributions from current or retained earnings other than, with respect to any consecutive  12-month period,  the amount,  if any, by which the aggregate amount of all cash dividends on the common stock occurring  during such 12-month  period exceeds on a per share basis 10% of the sale price of the shares of common stock on the day preceding the date of declaration of such dividend or other distribution).

    In the event  that we pay a dividend  or make a  distribution  on shares of our common  stock  consisting  of capital  stock of, or similar equity  interests in, a subsidiary or other  business unit of ours,  the  conversion  rate will be adjusted based on the market value of the  securities  so  distributed  relative to the market  value of our common  stock,  in each case based on the average  sale prices  of those  securities  for the 10  trading  days  commencing  on and  including  the fifth  trading  day after the date on which
"ex-dividend  trading" commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed or quoted.

    In the event we elect to make a distribution  described in the third or fourth bullet of the second  preceding  paragraph which, in the case of the fourth  bullet,  has a per share  value  equal to more than 15% of the sale price of our shares of common  stock on the day preceding the declaration date for such  distribution,  we will be required to give notice to the holders of LYONs at least 20 days prior to the ex-dividend date for such  distribution  and, upon the giving of such notice,  the LYONs may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend  date or until we announce that such  distribution will not take place.  No adjustment to the  conversion  rate or the ability of a holder of a LYON to convert will be made if we provide that holders of LYONs will participate in the transaction without conversion or in certain other cases.

    The indenture permits us to increase the conversion rate from time to time.

    In the event of:

    o   a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

    o   an increase in the conversion rate at our discretion,

the holders of the LYONs may, in certain  circumstances,  be deemed to have received a distribution  subject to federal income tax as a dividend. See "Certain United States Federal Income Tax Consequences -- Constructive Dividends."

    Upon  determination that LYON holders are or will be entitled to convert their LYONs into shares of common stock in accordance with the foregoing provisions, we will issue a press release and publish such information on our website on the World Wide Web.

CONTINGENT INTEREST

    Subject to the accrual and record date provisions  described below, we will pay contingent  interest to the holders of LYONs during any  six-month  period  from  February 8 to August 7 and from August 8 to February  7, with the  initial  six-month  period  commencing
February  8, 2006,  if the average  market  price of a LYON for the five  trading  days  ending on the second  trading day  immediately preceding  the first day of the  applicable  six-month  period  equals 120% or more of the sum of the issue price and accrued  original issue discount for such LYON to the day immediately  preceding the first day of the applicable  six-month period. See "-- Redemption of
LYONs at the Option of CCI" for some of these  values.  Notwithstanding  the above,  if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month  period,  then the five trading day period for  determining  the average market price of a LYON will be the five trading days ending on the second trading day  immediately preceding such record date.

    The amount of contingent  interest payable per LYON in respect of any six-month period will equal the greater of (1) 0.125% of such average  market price of a LYON for the five trading day period  referred to above or (2) the sum of the regular cash dividends paid by us per share on our common  stock  during that  six-month  period  multiplied  by the number of shares of common  stock  issuable  upon conversion of a LYON.

    Contingent  interest,  if any,  will  accrue and be payable  to holders of LYONs as of the 15th day  preceding  the last day of the relevant  six-month period or, if we pay a regular cash dividend on our common stock during the relevant  six-month  period, to holders of LYONs as of the record date for the related  common  stock  dividend.  Such  payments  will be paid on the last day of the  relevant six-month period or, if we pay a regular cash dividend on our common stock during the relevant  six-month  period,  on the payment date of the related  common stock  dividend.  The original  issue  discount will continue to accrue at the yield to maturity  whether or not contingent interest is paid.

    Regular cash  dividends mean quarterly or other periodic cash dividends on our common stock as declared by our Board as part of its cash dividend payment practices and that are not designated by it as extraordinary or special or other nonrecurring dividends.

    The market price of a LYON on any date of determination  means the average of the secondary market bid quotations per LYON obtained by the bid solicitation  agent for $10 million  principal  amount at maturity of LYONs at approximately  4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

    o   at least three such bids are not obtained by the bid solicitation agent; or

    o   in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the LYONs,

then the market price of the LYON will equal (a) the then applicable  conversion  rate of the LYONs  multiplied by (b) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

    The bid  solicitation  agent  will  initially  be The Bank of New York.  We may  change  the bid  solicitation  agent,  but the bid solicitation  agent will not be our affiliate.  The bid solicitation  agent will solicit bids from securities dealers that are believed by us to be willing to bid for the LYONs.

    Upon  determination  that LYON holders will be entitled to receive  contingent  interest which may become payable during a relevant six-month  period,  on or prior to the start of such six-month  period,  we will issue a press release and publish such  information on our web site on the World Wide Web.

REDEMPTION OF LYONS AT THE OPTION OF CCI

    No sinking  fund is provided  for the LYONs.  Prior to February 8, 2006,  we cannot  redeem the LYONs at our option.  Beginning  on
February  8, 2006,  we may redeem the LYONs for cash as a whole at any time,  or in part from time to time.  We will give not less than
30 days nor more than 60 days notice of redemption by mail to holders of LYONs.

    The table below shows  redemption  prices of a LYON on February 8, 2006,  at each  February 8  thereafter  prior to maturity and at stated  maturity on February 8, 2031.  These prices  reflect the issue price plus accrued  original  issue  discount to the  redemption date.  The  redemption  price of a LYON redeemed  between such dates would  include an  additional  amount  reflecting  the  additional original issue discount accrued since the preceding date in the table.
                                                                   (1)           (2)             (3)
                                                                               ACCRUED
                                                                              ORIGINAL       REDEMPTION
                                                                  LYON          ISSUE           PRICE
                         REDEMPTION DATE                       ISSUE PRICE    DISCOUNT        (1)&2)
                         ---------------                     --------------------------   -------------
                         February 8,
                         2006...........................       $  741.37     $   37.91      $    779.28
                         2007...........................          741.37         45.73           787.10
                         2008...........................          741.37         53.62           794.99
                         2009...........................          741.37         61.59           802.96
                         2010...........................          741.37         69.64           811.01
                         2011...........................          741.37         77.77           819.14
                         2012...........................          741.37         85.98           827.35
                         2013...........................          741.37         94.27           835.64
                         2014...........................          741.37        102.65           844.02
                         2015...........................          741.37        111.11           852.48
                         2016...........................          741.37        119.66           861.03
                         2017...........................          741.37        128.29           869.66
                         2018...........................          741.37        137.01           878.38
                         2019...........................          741.37        145.81           887.18
                         2020...........................          741.37        154.71           896.08
                         2021...........................          741.37        163.69           905.06
                         2022...........................          741.37        172.77           914.14
                         2023...........................          741.37        181.93           923.30
                         2024...........................          741.37        191.19           932.56
                         2025...........................          741.37        200.53           941.90
                         2026...........................          741.37        209.98           951.35
                         2027...........................          741.37        219.51           960.88
                         2028...........................          741.37        229.15           970.52
                         2029...........................          741.37        238.88           980.25
                         2030...........................          741.37        248.70           990.07
                         At stated maturity.............          741.37        258.63         1,000.00

    If we convert the LYONs to semi-annual  coupon notes  following the occurrence of a Tax Event,  the notes will be redeemable at the restated  principal  amount plus accrued and unpaid  interest from the date of the conversion to the redemption  date. See "-- Optional
Conversion to Semiannual Coupon Notes Upon Tax Event."

    If we redeem  less than all of the  outstanding  LYONs,  the  trustee  will  select the LYONs to be redeemed on a pro rata basis in principal  amounts at maturity of $1,000 or integral  multiples of $1,000 by lot, pro rata, based on the ownership  thereof,  or by any other method the trustee  considers fair and appropriate.  If a portion of a holder's LYONs is selected for partial  redemption and the holder converts a portion of the LYONs, the converted portion will be deemed to be the portion selected for redemption.

PURCHASE OF LYONs AT THE OPTION OF THE HOLDER

On February 8, 2004,  February 8, 2006,  February 8, 2011, February 8, 2016, February 8, 2021 and February 8, 2026, holders may require us to purchase any outstanding LYON for which the holder has properly  delivered and not withdrawn a written  purchase notice,  subject to certain  additional  conditions.  Holders may submit  their LYONs for  purchase to the paying  agent at any time from the opening of business on the date that is 20 business  days prior to the purchase  date until the close of business on the business day  immediately preceding the purchase date.

    The purchase price of a LYON will be:

    o   $763.89 per LYON on February 8, 2004;

    o   $779.28 per LYON on February 8, 2006;

    o   $819.14 per LYON on February 8, 2011;

    o   $861.03 per LYON on February 8, 2016;

    o   $905.06 per LYON on February 8, 2021; and

    o   $951.35 per LYON on February 8, 2026.

    The purchase prices shown above are equal to the issue price plus accrued  original issue discount to the purchase date. We may, at our option,  elect to pay the purchase price in cash,  shares of common stock or any combination  thereof.  For a discussion of the tax treatment of a holder  receiving  cash,  shares of common stock or any combination  thereof,  see "Certain United States Federal Income
Tax Consequences -- Sale, Exchange, Conversion or Redemption."

    If, prior to a purchase date, we have converted the LYONs to semi-annual  coupon notes following the occurrence of a Tax Event, the purchase  price will be equal to the restated  principal  amount of the notes,  plus accrued and unpaid  interest  from the date of the conversion to the purchase date. See "-- Optional Conversion to Semi-Annual Coupon Notes Upon Tax Event."

    We will be  required to give notice on a date not less than 20  business  days prior to the  purchase  date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

    o   whether we will pay the purchase price of LYONs in cash or common stock or any combination thereof,  specifying the percentages of each;

    o   if we elect to pay in common stock, the method of calculating the market price of the common stock; and

    o   the procedures that holders must follow to require us to purchase their LYONs.

    The purchase  notice given by each holder electing to require us to purchase LYONs shall be given to the paying agent no later than the close of business on the business day immediately preceding the purchase date and must state:

    o   the certificate numbers of the holder's LYONs to be delivered for purchase;

    o   the  portion of the  principal  amount at maturity of LYONs to be  purchased,  which must be $1,000 or an integral  multiple of
        $1,000;

    o   that the LYONs are to be purchased by us pursuant to the applicable provisions of the LYONs; and

    o   in the event we elect,  pursuant to the notice that we are required to give,  to pay the  purchase  price in common  stock,  in whole or in part, but the purchase price is ultimately to be paid to the holder  entirely in cash because any of the conditions to payment of the  purchase  price or portion of the  purchase  price in common  stock is not  satisfied  prior to the close of business on the purchase date, as described below, whether the holder elects:

        (1)to withdraw the purchase notice as to some or all of the LYONs to which it relates; or

        (2)to receive  cash in such event in respect of the entire  purchase  price for all LYONs or portions of LYONs  subject to such purchase notice.

    If the holder  fails to indicate  the holder's  choice with  respect to the  election  described in the fourth  bullet point of the immediately  preceding  paragraph,  the holder shall be deemed to have elected to receive cash in respect of the entire  purchase price for all LYONs subject to the purchase notice in these circumstances.

    A holder may withdraw any purchase  notice by  delivering a written  notice of withdrawal to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

    o   the principal amount at maturity of the LYONs being withdrawn;

    o   the certificate numbers of the LYONs being withdrawn; and

    o   the principal amount at maturity, if any, of the LYONs that remain subject to the purchase notice.

    If we elect to pay the purchase price,  in whole or in part, in shares of common stock,  the number of shares of common stock to be delivered by us shall be equal to the portion of the purchase  price to be paid in common stock  divided by the market price of a share of common stock.

    We will pay cash based on the market price for all fractional  shares of common stock in the event we elect to deliver common stock in payment,  in whole or in part, of the purchase price. See "Certain United States Federal Income Tax Consequences -- Sale,  Exchange,
Conversion or Redemption."

    The "market  price" of our common  stock means the average of the sale prices of the common  stock for the five  trading day period ending on (if the third  business day prior to the  applicable  purchase date is a trading day or, if not, then on the last trading day prior to) the third business day prior to the applicable  purchase date,  appropriately  adjusted to take into account the  occurrence, during the period  commencing on the first of such trading days during such five trading day period and ending on such  purchase  date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock.

    The "sale  price" of our common  stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either  case,  the average of the average bid and the average ask prices)
on such date as reported in composite  transactions  for the principal United States  securities  exchange on which the common stock is traded or, if the common stock is not listed on a United States  national or regional  securities  exchange,  as reported by the Nasdaq
Stock Market or by the National Quotation Bureau  Incorporated.  In the absence of such quotation,  we will determine the sale price on the basis of such quotations as we consider appropriate.

    Because the market price of the common stock is determined prior to the applicable  purchase date, holders of LYONs bear the market risk with  respect to the value of the common  stock to be received  from the date such market  price is  determined  to such  purchase date.  We may pay the  purchase  price or any  portion of the  purchase  price in common  stock only if the  information  necessary  to calculate the market price is published in a daily newspaper of national circulation or by other appropriate means.

    Upon  determination  of the actual  number of shares of common stock to be issued for each $1,000  principal  amount at maturity of
LYONs in accordance with the foregoing  provisions,  we will issue a press release and publish such  information on our web site on the
World Wide Web.

    In addition  to the above  conditions,  our right to  purchase  LYONs,  in whole or in part,  with  common  stock is subject to our satisfying various conditions, including:

    o   listing such common stock on the principal  United States  securities  exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

    o   the registration of the common stock under the Securities Act and the Exchange Act, if required; and

    o   any necessary  qualification  or registration  under  applicable  state securities law or the availability of an exemption from such qualification and registration.

    If these  conditions  are not  satisfied  with respect to a holder prior to the close of business on the purchase  date, we will be required  to pay the  purchase  price of the LYONs of the holder  entirely in cash.  See  "Certain  United  States  Federal  Income Tax
Consequences  -- Sale,  Exchange,  Conversion or  Redemption." We may not change the form or components or percentages of components of consideration  to be paid for the LYONs once we have  given the  notice  that we are  required  to give to holders of LYONs,  except as described in the first sentence of this paragraph.

    In connection with any purchase offer, we will to the extent applicable:

    o   comply with the provisions of Rule 13e-4,  Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

    o   file Schedule TO or any other required schedule under the Exchange Act.

    Our  obligation to pay the purchase price for a LYON for which a purchase  notice has been  delivered and not validly  withdrawn is conditioned upon the holder delivering the LYON, together with necessary  endorsements,  to the paying agent at any time after delivery of the purchase notice.  We will cause the purchase price for the LYON to be paid promptly  following the later of the purchase date or the time of delivery of the LYON.

    If the paying agent holds money or securities  sufficient  to pay the purchase  price of the LYON on the business day following the purchase date in accordance  with the terms of the  indenture,  then,  immediately  after the purchase  date, the LYON will cease to be outstanding  and original issue  discount on such LYON will cease to accrue,  whether or not the LYON is delivered to the paying agent.
Thereafter,  all other rights of the holder shall  terminate,  other than the right to receive the purchase  price upon delivery of the
LYON.

    We may not  purchase  any LYONs for cash at the option of holders if an event of default with respect to the LYONs has occurred and is continuing, other than a default in the payment of the purchase price with respect to such LYONs.

CHANGE IN CONTROL PERMITS PURCHASE OF LYONs BY CCI AT THE OPTION OF THE HOLDER

    In the event of a change in control (as defined  below)  occurring on or prior to February 8, 2006 with respect to CCI or CHL, each holder will have the right,  at its option,  subject to the terms and conditions of the  indenture,  to require us to purchase for cash all or any portion of the holder's  LYONs in integral  multiples  of $1,000  principal  amount at maturity,  at a price for each $1,000 principal  amount at maturity of such LYONs equal to the issue price plus accrued  original  issue  discount to the purchase  date.  We will be required  to purchase  the LYONs no later than 35 business  days after the  occurrence  of such change in control.  We refer to this date in this prospectus as the "change in control purchase date."

    If, prior to a change in control purchase date we have converted the LYONs to semi-annual  coupon notes following the occurrence of a Tax Event,  we will be required  to purchase  the notes at a price equal to the  restated  principal  amount plus  accrued and unpaid interest to the change in control purchase date.

    Within 15 business  days after the  occurrence  of a change in control,  we must mail to the trustee and to all holders of LYONs at their  addresses shown in the register of the registrar and to beneficial  owners as required by applicable law a notice  regarding the change in control, which notice must state, among other things:

    o   the events causing a change in control;

    o   the date of such change in control;

    o   the last date on which a holder may exercise the purchase right;

    o   the change in control purchase price;

    o   the change in control purchase date;

    o   the name and address of the paying agent and the conversion agent;

    o   the conversion rate and any adjustments to the conversion rate;

    o   that LYONs with  respect to which a change in control  purchase  notice is given by the holder may be  converted,  if otherwise convertible,  only if the change in control  purchase  notice has been withdrawn in accordance with the terms of the indenture;
        and

    o   the procedures that holders must follow to exercise these rights.

    To exercise this right,  the holder must deliver a written  notice so as to be received by the paying agent no later than the close of business on the change in control purchase date. The required purchase notice upon a change in control must state:

    o   the certificate numbers of the LYONs to be delivered by the holder;

    o   the portion of the principal amount at maturity of LYONs to be purchased,  which portion must be $1,000 or an integral multiple of $1,000; and

    o   that we are to purchase such LYONs pursuant to the applicable provisions of the LYONs.

    A holder may withdraw any change in control  purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

    o   the principal amount at maturity of the LYONs being withdrawn;

    o   the certificate numbers of the LYONs being withdrawn; and

    o   the principal amount at maturity, if any, of the LYONs that remain subject to a change in control purchase notice.

    Our  obligation  to pay the change in control  purchase  price for a LYON for which a change in  control  purchase  notice has been delivered and not validly  withdrawn is  conditioned  upon delivery of the LYON,  together with necessary  endorsements,  to the paying agent at any time after the delivery of such change in control  purchase  notice.  We will cause the change in control  purchase  price for such LYON to be paid promptly following the later of the change in control purchase date or the time of delivery of such LYON.

    If the paying  agent  holds  money  sufficient  to pay the change in  control  purchase  price of the LYON on the change in control purchase date in accordance with the terms of the indenture,  then,  immediately  after the change in control  purchase date,  original issue  discount on such LYON will cease to accrue,  whether or not the LYON is delivered  to the paying  agent.  Thereafter,  all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the LYON.

    Under the indenture, a "change in control" is deemed to have occurred at such time as:

    o   any person,  including its respective  affiliates and associates,  other than CCI, its  subsidiaries or their employee  benefit plans, files a Schedule 13D or Schedule TO (or any successor  schedule,  form or report under the Exchange Act) disclosing that such person has become the beneficial  owner of 50% or more of the voting power of our common stock or other capital stock into which the common stock or the common stock of CHL is reclassified or changed, with certain exceptions; or

    o   there shall be consummated any share exchange,  consolidation  or merger of CCI or CHL pursuant to which its respective  shares of common  stock  would be  converted  into cash,  securities  or other  property,  in each case  other than a share  exchange, consolidation  or merger in which the holders of such common stock  immediately  prior to the share exchange,  consolidation or merger have,  directly or indirectly,  at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

    The  indenture  does not permit our board of directors to waive our  obligation  to purchase  LYONs at the option of holders in the event of a change in control.

    In connection with any purchase offer in the event of a change in control, we will to the extent applicable:

    o   comply with the provisions of Rule 13e-4,  Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

    o   file Schedule TO or any other required schedule under the Exchange Act.

    The change in control  purchase feature of the LYONs may in certain  circumstances  make more difficult or discourage a takeover of
CCI or sale of CHL. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

    o   to accumulate shares of our common stock;

    o   to obtain control of CCI or CHL by means of a merger, tender offer, solicitation or otherwise; or

    o   part of a plan by management to adopt a series of anti-takeover provisions.

    Instead,  the change in control  purchase  feature is a standard term contained in other LYONs offerings that have been marketed by
Merrill Lynch. The terms of the change in control purchase feature resulted from negotiations between Merrill Lynch and us.

    We could, in the future, enter into certain transactions,  including certain recapitalizations,  that would not constitute a change in  control  with  respect to the change in control  purchase  feature of the LYONs but that would  increase  the amount of our (or our subsidiaries') outstanding indebtedness.

    We may not purchase  LYONs at the option of holders upon a change in control if there has  occurred and is  continuing  an event of default  with  respect to the LYONs,  other than a default in the payment of the change in control  purchase  price with respect to the
LYONs.

OPTIONAL CONVERSION TO SEMI-ANNUAL COUPON NOTES UPON TAX EVENT

    From and after the date of the  occurrence  of a Tax  Event,  we will have the option to elect to pay  interest  in cash in lieu of future  original  issue  discount.  Cash  interest  will be paid at a rate equal to 1.00% per year on a principal  amount per LYON (the
"restated  principal amount") equal to the issue price plus accrued original issue discount to the date of the Tax Event or the date on which we exercise the option described herein,  whichever is later (the "option exercise date").  Except as otherwise described in this section, the other terms of the LYONs will remain unchanged in all material respects.

    Such interest  shall accrue from the option  exercise date and shall be payable  semi-annually  on a bond  equivalent  basis on the interest  payment  dates of February 8 and August 8 of each year to holders of record at the close of business on the 15th calendar day immediately  preceding the interest  payment date.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.  Interest  will accrue from the most recent date to which  interest  has been paid or, if no interest  has been paid,  from the option  exercise  date.  In the event that we exercise  our option to pay  interest in lieu of accrued  original  issue  discount,  the redemption  price,  purchase  price and change in control  purchase price on the LYONs will be adjusted,  and contingent  interest will cease to accrue. However, there will be no change in the holder's conversion rights.

    A "Tax Event" means that we shall have received an opinion from  independent tax counsel  experienced in such matters to the effect that, on or after the date of this prospectus, as a result of:

        (1)any  amendment or addition to, or change  (including  any  announced  prospective  change) in, the laws (or any  regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

        (2)any  amendment  or  addition  to, or  change  in, an  interpretation  or  application  of such  laws or  regulations  by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment,  addition or change is enacted,  promulgated,  issued or announced or which  interpretation  is issued or announced or which action is taken, on or after the date of this  prospectus,  there is more than an  insubstantial  risk that interest
(including accrued tax original issue discount,  accrued original issue discount and contingent interest,  if any) payable on the LYONs either:

    o   would not be deductible on a current accrual basis; or

    o   would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral,  disallowance,  or otherwise)  for United States  federal  income tax purposes.

    If a proposal were ever enacted and made applicable to the LYONs in a manner that would limit our ability to either:

    o   deduct the interest,  including accrued tax original issue discount,  accrued original issue discount and contingent  interest, if any, payable on the LYONs on a current accrual basis, or

    o   deduct the interest,  including accrued tax original issue discount,  accrued original issue discount and contingent  interest, if any, payable on the LYONs under any other method for United States federal income tax purposes,

such  enactment  would  result in a Tax Event and the terms of the LYONs would be subject to  modification  at our option as  described above.

    The  modification  of the  terms of LYONs by us upon a Tax Event as  described  above  could  possibly  alter the  timing of income recognition  by holders of the LYONs with respect to the  semi-annual  payments of interest due on the LYONs after the option  exercise date. See "Certain United States Federal Income Tax Consequences -- Tax Event."

EVENTS OF DEFAULT

    The following are events of default for the LYONs:

        (1) default in payment of the principal  amount at maturity (or, if the LYONs have been converted to  semi-annual  coupon notes following a Tax Event, the restated  principal amount),  redemption price,  purchase price or change in control purchase price with respect to any LYON when such becomes due and payable;

        (2) default in payment of any contingent  interest or of interest which becomes  payable after the LYONs have been converted by us into semi-annual coupon notes following the occurrence of a Tax Event, which default, in either case, continues for 30 days;

        (3) failure by us or CHL to comply with any of the other  agreements in the LYONs or the indenture upon receipt by us or CHL of notice of such  default by the trustee or by holders of not less than 25% in  aggregate  principal  amount at maturity of the LYONs then outstanding and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

        (4) (A) failure by us or CHL to make any payment by the end of any  applicable  grace  period after  maturity of  indebtedness, which term as used in the indenture means obligations  (other than nonrecourse  obligations) of CCI or CHL, as the case may be, for borrowed money or evidenced by bonds,  debentures,  notes or similar  instruments in an amount (taken together with amounts in (B))
    in excess of $50 million and  continuance of such failure,  or (B) the  acceleration  of  indebtedness in an amount (taken together with the amounts in (A)) in excess of $50 million because of a default with respect to such indebtedness  without such indebtedness having been discharged or such  acceleration  having been cured,  waived,  rescinded or annulled in case of (A) or (B) above, for a period of 30 days  after  written  notice to us by the  trustee  or to us and the  trustee  by the  holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding.  However, if any such failure or acceleration  referred to in
    (A) or (B) above shall cease to exist or be cured,  waived,  rescinded  or  annulled,  then the event of default by reason  thereof shall be deemed not to be continuing; or

        (5) certain events of bankruptcy or insolvency affecting CCI or CHL.

If an event of default  shall have  happened  and be  continuing,  either the trustee or the holders of not less than 25% in  aggregate principal  amount at maturity of the LYONs then  outstanding  may declare the issue price of the LYONs plus the original issue discount on the LYONs  accrued  through the date of such  declaration,  and any  accrued and unpaid  interest  (including  contingent  interest)
through the date of such declaration,  to be immediately due and payable.  In the case of certain events of bankruptcy or insolvency of
CCI or CHL, the issue price of the LYONs plus the original issue  discount and any  contingent  interest  accrued  thereon  through the occurrence  of such  event  shall  automatically  become and be  immediately  due and  payable.  If the LYONs  have been  converted  to semi-annual  coupon notes  following the occurrence of a Tax Event,  the amount due on an acceleration  will be the restated  principal amount plus accrued and unpaid interest.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    Information  reporting  will apply to payments of interest  (including  original  issue  discount and a payment in shares of common stock  pursuant to a conversion of the LYONs) or  dividends,  if any,  made by us on the proceeds of the sale or other  disposition  or retirement  of the LYONs or shares of common stock with respect to certain  noncorporate  holders,  and United  States  federal  backup withholding  tax at the rate of 31% may apply if the  recipient of such  payment  fails to supply an accurate  taxpayer  identification number or otherwise fails to comply with applicable United States information reporting or certification  requirements.  Any amounts so withheld  will be allowed as a credit  against such U.S.  Holder's  United  States  federal  income tax  liability,  provided  that the required information is provided to the IRS.

MERGER AND SALES OF ASSETS BY CCI

    The  indenture  provides  that CCI or CHL may not  consolidate  with or merge with or into any other person or convey,  transfer or lease its properties and assets substantially as an entirety to another person, unless among other items:

    (i)  the  resulting,  surviving or transferee  person is a corporation  organized and existing under the laws of the United States, any state thereof or the District of Columbia;  provided,  that,  this  condition  will not apply if  independent  tax counsel experienced  in such matters  delivers an opinion to CCI or CHL stating  that,  under then  existing  laws,  there would be no adverse tax consequences to the holders of the LYONs in the event this condition were not satisfied;

    (ii) such person assumes all obligations of CCI or CHL, as the case may be, under the LYONs and the indenture; and

    (iii)CCI, CHL or such successor person shall not immediately thereafter be in default under the indenture.

    Upon the assumption of CCI's or CHL's obligations by such a person in such  circumstances,  subject to certain  exceptions,  CCI or
CHL, as the case may be shall be discharged  from all obligations  under the LYONs and the indenture.  Although such  transactions  are permitted  under the  indenture,  certain of the foregoing  transactions  occurring on or prior to February 8, 2006 could  constitute a change in control permitting each holder to require CCI to purchase the LYONs of such holder as described above.

MODIFICATION

    We, CHL and the trustee may enter into supplemental  indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the LYONs with the consent of the  holders of at least a majority in  principal  amount at maturity of the
LYONs then outstanding. However, without the consent of each holder, no supplemental indenture may:

    o   alter the manner of calculation or rate of accrual of original issue discount or interest  (including  contingent  interest) on any LYON or extend the time of payment;

    o   make any LYON payable in money or securities other than that stated in the LYON;

    o   change the stated maturity of any LYON;

    o   reduce the principal  amount at maturity,  accrued original  discount,  redemption  price,  purchase price or change in control purchase price with respect to any LYON;

    o   make any change that affects the right of a holder to convert any LYON in an adverse manner;

    o   make any change that affects the right to require us to purchase a LYON in an adverse manner;

    o   make any change to the guarantee that affects the rights of the holders of LYONs thereunder in an adverse manner;

    o   impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs; or

    o   change the provisions in the indenture that relate to modifying or amending the indenture.

    Without  the  consent of any holder of LYONs,  we,  CHL and the  trustee  may enter  into  supplemental  indentures  for any of the following purposes:

    o   to evidence a successor to us or CHL and the assumption by that successor of our and CHL's  obligations under the indenture and the LYONs;

    o   to add to our or CHL's  covenants for the benefit of the holders of the LYONs or to surrender any right or power conferred upon us or CHL;

    o   to secure our obligations in respect of the LYONs;

    o   to make any changes or  modifications  to the indenture  necessary in connection  with the  registration of the LYONs under the
        Securities Act and the qualification of the LYONs under the Trust Indenture Act as contemplated by the indenture;

    o   to cure any ambiguity or inconsistency in the indenture; and

    o   to make any change that does not affect the rights of the holders of the LYONs in an adverse manner.

    The holders of a majority in principal amount at maturity of the outstanding LYONs may, on behalf of the holders of all LYONs:

    o   waive compliance by us or CHL with restrictive provisions of the indenture, as detailed in the indenture; and

    o   waive any past default  under the indenture and its  consequences,  except a default in the payment of the principal  amount at maturity,  issue price, accrued and unpaid interest,  accrued and unpaid contingent interest,  accrued original issue discount, redemption  price,  purchase price or change in control  purchase  price or obligation to deliver common stock upon  conversion with respect to any LYON or in respect of any  provision  which under the indenture  cannot be modified or amended  without the consent of the holder of each outstanding LYON affected.

DISCHARGE OF THE INDENTURE

    We may satisfy and discharge our  obligations  under the indenture and CHL's  obligations  under the guarantee by delivering to the trustee for  cancellation of all  outstanding  LYONs or by depositing  with the trustee,  the paying agent or the conversion  agent, if applicable,  after the LYONs have become due and payable,  whether at stated maturity, or any redemption date, or any purchase date, or a change in control  purchase date, or upon conversion or otherwise,  cash or shares of common stock (as applicable  under the terms of the indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the indenture.

CALCULATIONS IN RESPECT OF LYONs

    We are responsible for making all calculations  called for under the LYONs.  These  calculations  include,  but are not limited to, determination of the average market prices of the LYONs and of our common stock and amounts of contingent  interest  payments,  if any, payable on the LYONs. We will make all these  calculations in good faith and, absent  manifest error,  our  calculations  will be final and binding on holders of LYONs.  We will provide a schedule of our  calculations  to the trustee,  and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

    If a  bankruptcy  proceeding  is  commenced  in respect of CCI or CHL,  the claim of the holder of a LYON is, under Title 11 of the
United States Code,  limited to the issue price of the LYON plus that portion of the original  issue discount that has accrued from the date of issue to the commencement of the proceeding.

GOVERNING LAW

    The indenture,  the LYONs and the guarantee are governed by, and will be construed in accordance  with, the law of the State of New
York.

TRUSTEE

    The Bank of New York is the trustee, registrar, paying agent and conversion agent under the indenture for the LYONs.

BOOK-ENTRY SYSTEM

    The LYONs have been issued only in the form of global  securities  held in  book-entry  form.  DTC or its nominee  will be the sole registered  holder of the LYONs for all purposes under the indenture.  Owners of beneficial  interests in the LYONs  represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result,  beneficial  interests in any such  securities will be shown on, and transfers will be effected only through,  records  maintained by DTC and its direct and indirect participants  and any such interest may not be exchanged for certificated  securities,  except in the limited  circumstances  described under "-- Exchange of Global Securities."

    Unless and until LYONs are  exchanged for  certificated  securities as described in the next section (and then except to the extent they have been so  exchanged),  the  procedures  described in this  prospectus,  the LYONs,  the indenture and other similar  documents relating to the conversion of LYONs, the surrender of LYONs for repurchase or payment,  identification  of LYONs by certificate  number and similar matters will be relevant only to DTC as the registered holder.

    Owners of beneficial  interests  will be required to follow such  procedures as DTC (or its direct and indirect  participants)  may establish for exercising rights under or in respect of their interests,  including  conversion or repurchase rights.  Beneficial owners will not be holders and will not be entitled to any direct rights  provided to the holders of LYONs under the global  securities or the indenture.  CCI and the trustee,  and any of their  respective  agents,  will treat DTC as the sole holder and registered  owner of the global securities.

EXCHANGE OF GLOBAL SECURITIES

    We will exchange LYONs  represented by global  securities for certificated  securities with the same terms (and the holders thereof will then be required to follow the  procedures  established  in the LYONs and the indenture for  converting,  requiring  repurchase or otherwise dealing with the LYONs) only if:

    o   DTC is unwilling or unable to continue as  depositary or DTC ceases to be a clearing  agency  registered  under the  Securities
        Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days;

    o   we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

    o   a default under the indenture occurs and is continuing.

    DTC has  advised us as follows:  DTC is a  limited-purpose  trust  company  organized  under the New York  Banking  Law, a "banking organization"  within the  meaning of the New York  Uniform  Commercial  Code,  and a  "clearing  agency"  registered  pursuant  to the provisions of Section 17A of the Exchange Act.

    DTC facilitates  the settlement of transactions  among its  participants  through  electronic  computerized  book-entry  changes in participants' accounts,  eliminating the need for physical movement of securities  certificates.  DTC's participants include securities brokers and dealers,  including Merrill Lynch,  banks, trust companies,  clearing  corporations and other  organizations,  some of whom and/or their  representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks,  brokers,  dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                                                     DESCRIPTION OF CAPITAL STOCK

    The  following  description  of our capital  stock is not  complete  and is  qualified in its entirety by reference to our restated
certificate of incorporation and to any certificate of designations in the event we offer preferred stock.

COMMON STOCK

    We have authorized under our restated  certificate of incorporation  240,000,000  shares of common stock, par value $.05 per share.
As of August 1, 2001,  120,001,944  shares of our common stock were issued and outstanding  and were held by 1886 record holders.  Each record  holder of our common stock is entitled to cast one vote per share on all matters  submitted to a vote of our  stockholders.  We may pay  dividends to the record  holders of our common  stock only when,  as and if declared by our board of  directors,  out of funds legally available for those dividends.  Each share of our common stock shares equally in those dividends and in other  distributions to holders of our common stock,  including  distributions made if we liquidate,  dissolve or wind up our affairs. Our common stock carries no preemptive, conversion, subscription, redemption, sinking fund or cumulative voting rights.

PREFERRED STOCK PURCHASE RIGHTS

    In February 1988, our board of directors  declared a dividend of one preferred stock purchase right for each  outstanding  share of our common stock.  As the result of stock splits and stock  dividends,  0.399 of a stock  purchase right is presently  associated  with each  outstanding  share of our common stock,  and 0.399 of a stock  purchase  right will be  associated  with each share of our common stock that is issued prior to the  Distribution  Date (as defined  below).  Each stock purchase  right,  when  exercisable,  allows its holder to purchase from us one  one-hundredth  of a share of our Series A Participating  Preferred Stock, par value $0.05 per share, at a price of $145, subject to adjustments in some instances to prevent dilution.

    These stock purchase rights are evidenced by our common stock  certificates and may not be exercised or transferred  apart from our common stock until of the earlier of the date (the  "Distribution  Date") of a public  announcement  that a person or group without our prior consent has acquired 20% or more of our common stock (an  "Acquiring  Person") or the date that is ten days (subject to extension by our board of directors) after a tender offer for our common stock is commenced without our prior consent.

    If any person becomes an Acquiring  Person,  each stock purchase right (except those owned by the Acquiring  Person) will allow its holder to purchase,  at the then current  exercise  price of the stock  purchase  right,  the number of shares of our common stock,  or their  equivalent,  that,  at the time of the  transaction,  would  have a market  value of two times the  exercise  price of the stock purchase right.  Our board of directors may delay the  exercisability  of the stock purchase rights during the period in which they are exercisable only for our Series A Participating Preferred Stock (and not our common stock).

    If after a person has become an Acquiring  Person we are acquired in a merger or other  business  combination,  each stock purchase right  (except  those held by the  Acquiring  Person) will entitle its holder to purchase,  at the then current  exercise  price of the stock  purchase  right,  the number of shares of our common  stock,  or their  equivalent,  of the other party (or its publicly  traded parent company) to the merger or business  combination  that at the time of the transaction  would have a market value of two times the exercise price of the stock  purchase  right.  The stock purchase  rights expire on the earliest of February 28, 2002, the date certain merger transactions close or the date we elect to redeem the stock purchase rights before any person becomes an Acquiring Person.

PREFERRED STOCK

    We have authorized under our restated  certificate of incorporation  1,500,000 shares of preferred stock, par value $.05 per share.
Our board of  directors  is  authorized  to provide for the  issuance  of  preferred  stock in one or more series with the  distinctive designations  as may be stated in the resolution or resolutions  providing for the issuance of that preferred  stock.  At the time that it authorizes any series of preferred  stock, our board of directors will determine the number of shares  constituting  that series and its designation and fix the dividend rights, any conversion rights, any voting rights,  redemption provisions,  liquidation preferences and any other rights, preferences, privileges and restrictions of that series.

    At this time, our board of directors has authorized only two series of preferred  stock for issuance:  One of these series has been designated  as Series A  Participating  Preferred  Stock which is issuable  upon the  exercise of our stock  purchase  rights.  See "--
Preferred Stock Purchase  Rights" above.  The other series has been  designated as Series B Cumulative  Preferred  Stock.  Our board of directors could,  without  stockholder  approval,  cause us to issue preferred stock that has voting,  conversion and other rights that could  adversely  affect the holders of our common stock or make it more  difficult  to cause a change in control of our  company.  The preferred  stock could be used to dilute the stock  ownership of persons  seeking to obtain control of our company and thereby hinder a possible  takeover  attempt which,  if  stockholders  were offered a premium over the market value of their shares,  might be viewed as being beneficial to our  stockholders.  In addition,  the preferred stock could be issued with voting,  conversion and other rights and preferences that would adversely affect the voting power and other rights of holders of our common stock.

OTHER PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS

    In addition to the stock purchase rights  described above under "-- Preferred Stock Purchase Rights" and the terms of any preferred stock that we may determine to issue as described  above under "-- Preferred  Stock," other  provisions of our restated  certificate of incorporation  and our bylaws may make it more difficult for a third party to acquire,  or may discourage a third party from attempting to acquire, control of our company. Our restated certificate of incorporation includes the following provisions:

    (1) It provides for a  three-year  staggered  board of  directors,  vacancies on which may be filled by the board of directors  and whose members may be removed only for cause and only by the vote of the holders of two-thirds of the outstanding  shares of our common stock.

    (2) It limits our power to purchase  shares of our voting stock from a five  percent  holder at a price  exceeding  its fair market value,  unless the  purchase is approved by holders of a majority of those  voting  shares  (unless  applicable  law requires a greater  vote),  without the vote of that five percent  holder.  Voting stock is defined as capital stock that has the right to vote generally on matters relating to our company and any security which is convertible into that stock.

    (3) It prohibits action by written consent of our stockholders.

    (4) It provides that our bylaws may be amended by our board of directors or, with some  exceptions,  by a vote of two-thirds of our voting shares and further  provides that a two-thirds  vote of all of our voting shares is required to amend the  provisions of our restated  certificate  of  incorporation  that are  described in this  section,  unless the  amendment has been approved by two-thirds of our board of directors and a majority of our continuing directors.  Continuing directors are directors who became members of our board of directors  before any stockholder  who  beneficially  owns ten percent of the outstanding  shares first became a ten percent stockholder.

    Our bylaws provide that special  meetings of the  stockholders may be called only by our directors and limits the business that may be transacted at those meetings to those matters set forth in the request of the proposed meeting.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is The Bank of New York.

                                         CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    This is a summary of certain  United States  federal income tax  consequences  relevant to holders of LYONs.  This summary is based upon laws,  regulations,  rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or possible  differing  interpretations.  The  discussion  below deals only with LYONs held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions,  insurance companies,  regulated investment companies,  dealers in securities or currencies,  tax-exempt  entities,  persons  holding LYONs in a tax-deferred  or  tax-advantaged  account,  or persons holding LYONs as a hedge against  currency risks,  as a position in a "straddle" or as part of a "hedging" or "conversion"  transaction for tax purposes.  Persons  considering  the purchase of the LYONs should consult their own tax advisors  concerning the application of the United States federal income tax laws to their  particular  situations as well as any  consequences of the purchase,  ownership and disposition of the LYONs arising under the laws of any other taxing jurisdiction.

    We do not address all of the tax consequences that may be relevant to a holder. In particular, we do not address:

    o   the United States federal income tax  consequences to  shareholders  in, or partners or  beneficiaries  of, an entity that is a holder of LYONs;

    o   the United States federal estate,  gift or alternative  minimum tax  consequences of the purchase,  ownership or disposition of
        LYONs;

    o   persons who hold the LYONs whose functional currency is not the United States dollar;

    o   any state, local or foreign tax consequences of the purchase, ownership or disposition of LYONs; or

    o   any federal, state, local or foreign tax consequences of owning or disposing of the common stock.

    Accordingly,  you should consult your own tax advisor  regarding the tax  consequences  of purchasing,  owning and disposing of the
LYONs and the common stock in light of your own circumstances.

    A U.S. Holder is a beneficial owner of the LYONs who or which is:

    o   a citizen or individual  resident of the United States,  as defined in Section 7701(b) of the Internal Revenue Code of 1986, as
        amended (which we refer to as the Code);

    o   a  corporation,  including  any entity  treated as a  corporation  for United States  federal  income tax purposes,  created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

    o   an estate if its income is subject to United States federal income taxation regardless of its source; or

    o   a trust if (1) a United  States court can  exercise  primary  supervision  over its  administration  and (2) one or more United
        States persons have the authority to control all of its substantial decisions.

    Notwithstanding the preceding sentence,  certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a holder of LYONs other than a U.S. Holder.

    No statutory,  administrative or judicial  authority  directly  addresses the treatment of the LYONs or instruments  similar to the
LYONs for United  States  federal  income tax  purposes.  No rulings  have been sought or are  expected to be sought from the  Internal
Revenue  Service  (which we refer to as the IRS) with respect to any of the United States  federal  income tax  consequences  discussed below,  and no assurance can be given that the IRS will not take contrary  positions.  As a result,  no assurance can be given that the
IRS will agree with the tax characterizations and the tax consequences described below.

    WE URGE  PROSPECTIVE  INVESTORS TO CONSULT  THEIR OWN TAX ADVISORS  WITH RESPECT TO THE TAX  CONSEQUENCES  TO THEM OF THE PURCHASE,
OWNERSHIP  AND  DISPOSITION  OF THE LYONS  AND THE  COMMON  STOCK IN LIGHT OF THEIR OWN  PARTICULAR  CIRCUMSTANCES,  INCLUDING  THE TAX
CONSEQUENCES UNDER STATE,  LOCAL,  FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX
LAWS.

CLASSIFICATION OF THE LYONs

    We have been advised by our counsel,  Munger, Tolles & Olson LLP, that, in their opinion, the LYONs will be treated as indebtedness for United  States  federal  income tax purposes  and that the LYONs will be subject to the special  regulations  governing  contingent payment debt instruments (which we refer to as the CPDI regulations).

ACCRUAL OF INTEREST ON THE LYONs

    Pursuant to the terms of the indenture,  we and each holder of the LYONs agree,  for United States federal income tax purposes,  to treat the LYONs as debt  instruments  that are subject to the CPDI  regulations.  Pursuant to these  regulations,  U.S.  Holders of the
LYONs will be required to accrue interest income on the LYONs, in the amounts  described  below,  regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting.  Accordingly,  U.S.  Holders will be required to include  interest in taxable income in each year in excess of the accruals on the LYONs for non-tax  purposes and in excess of any contingent  interest  payments  actually received in that year.

    The CPDI regulations  provide that a U.S. Holder must accrue an amount of ordinary  interest income, as original issue discount for
United States federal income tax purposes, for each accrual period prior to and including the maturity date of the LYONs that equals:

    (1) the product of (i) the adjusted  issue price (as defined  below) of the LYONs as of the  beginning of the accrual  period;  and
        (ii) the comparable yield to maturity (as defined below) of the LYONs, adjusted for the length of the accrual period;

    (2) divided by the number of days in the accrual period; and

    (3) multiplied by the number of days during the accrual period that the U.S. Holder held the LYONs.

    A LYON's issue price is the first price at which a substantial  amount of the LYONs is sold to the public,  excluding sales to bond houses,  brokers or similar persons or  organizations  acting in the capacity of  underwriters,  placement  agents or wholesalers.  The adjusted issue price of a LYON is its issue price increased by any interest income  previously  accrued,  determined  without regard to any  adjustments to interest  accruals  described  below,  and decreased by the projected  amount of any payments  previously made with respect to the LYONs.

    Based on the advice of our counsel,  Munger, Tolles &Olson LLP, we intend to treat the term "comparable yield" as the annual yield we would pay, as of the initial issue date, on a fixed-rate  nonconvertible debt security with no contingent  payments,  but with terms and  conditions  otherwise  comparable  to those of the LYONs.  Based in part on that advice,  we intend to take the position  that the comparable  yield  for the LYONs is 6.53%  compounded  semiannually.  The  specific  yield,  however,  is not  entirely  clear.  If the comparable  yield were  successfully  challenged  by the IRS,  the  redetermined  yield  could be  materially  greater or less than the comparable yield provided by the company.  Moreover,  the projected payment schedule could differ materially from the projected payment schedule provided by the company.

    The CPDI regulations require that we provide to U.S. Holders,  solely for United States federal income tax purposes,  a schedule of the projected  amounts of payments,  which we refer to as projected  payments,  on the LYONs. This schedule must produce the comparable yield. The projected payment schedule includes  estimates for certain payments of contingent  interest and an estimate for a payment at maturity taking into account the conversion feature.

    The  comparable  yield and the schedule of projected  payments are set forth in the indenture  that has been filed as an exhibit to the registration statement to which this prospectus is a part.

    For United States federal income tax purposes,  a U.S. Holder must use the comparable yield and the schedule of projected  payments in determining its interest  accruals,  and the adjustments  thereto described below, in respect of the LYONs,  unless such U.S. Holder timely  discloses  and justifies the use of other  estimates to the IRS. A U.S.  Holder that  determines  its own  comparable  yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

    THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED  PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF
A U.S.  HOLDER'S  INTEREST  ACCRUALS AND ADJUSTMENTS  THEREOF IN RESPECT OF THE LYONs FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND
DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE LYONs.

    Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

ADJUSTMENTS TO INTEREST ACCRUALS ON THE LYONs

    If, during any taxable year, a U.S.  Holder  receives  actual  payments with respect to the LYONs for that taxable year that in the aggregate exceed the total amount of projected  payments for that taxable year, the U.S. Holder will incur a "net positive  adjustment"
under the CPDI  regulations  equal to the amount of such excess.  The U.S. Holder will treat a "net positive  adjustment" as additional interest  income for the taxable  year.  For this  purpose,  the  payments in a taxable  year include the fair market value of property received in that year.

    If a U.S.  Holder  receives in a taxable year actual payments with respect to the LYONs for that taxable year that in the aggregate were less than the amount of projected  payments for that taxable year, the U.S.  Holder will incur a "net negative  adjustment"  under the CPDI  regulations  equal to the amount of such deficit.  This adjustment will (a) reduce the U.S.  Holder's  interest income on the
LYONs for that taxable  year,  and (b) to the extent of any excess after the  application  of (a), give rise to an ordinary loss to the extent of the U.S.  Holder's  interest  income on the LYONs during prior taxable years,  reduced to the extent such interest was offset by prior net negative adjustments.

    If a U.S. Holder  purchases LYONs at a discount or premium to the adjusted issue price,  the discount will be treated as a positive adjustment and the premium will be treated as a negative  adjustment.  The U.S. Holder must reasonably allocate the adjustment over the remaining  term of the LYONs by  reference to the  accruals of original  issue  discount at the  comparable  yield or to the  projected payments.  It may be reasonable to allocate the adjustment  over the remaining term of the LYONs pro rata with the accruals of original issue discount at the comparable yield. You should consult your tax advisors regarding these allocations.

SALE, EXCHANGE, CONVERSION OR REDEMPTION

    Generally,  the sale or exchange of a LYON,  or the  redemption  of a LYON for cash,  will result in taxable gain or loss to a U.S.
Holder.  As described above,  our calculation of the comparable  yield and the schedule of projected  payments for the LYONs takes into account the receipt of stock upon  conversion as a contingent  payment with respect to the LYONs.  Accordingly,  we intend to treat the receipt of our common stock by a U.S.  Holder upon the  conversion of a LYON, or upon the redemption of a LYON where we elect to pay in common  stock,  as a  contingent  payment  under  the  CPDI  regulations.  As  described  above,  holders  are  generally  bound by our determination of the comparable yield and the schedule of projected payments.  Under this treatment,  a conversion or such a redemption will also result in taxable gain or loss to the U.S.  Holder.  The amount of gain or loss on a taxable  sale,  exchange,  conversion or redemption  will be equal to the difference  between (a) the amount of cash plus the fair market value of any other  property  received by the U.S. Holder,  including the fair market value of any of our common stock received,  and (b) the U.S. Holder's adjusted tax basis in the LYON. A U.S.  Holder's  adjusted tax basis in a LYON will generally be equal to the U.S.  Holder's  original  purchase price for the LYON,  increased by any interest  income  previously  accrued by the U.S. Holder  (determined  without regard to any adjustments to interest accruals  described  above),  and decreased by the amount of any projected  payments  previously made on the LYONs to the U.S.
Holder.  Gain  recognized  upon a sale,  exchange,  conversion or redemption of a LYON will  generally be treated as ordinary  interest income; any loss will be ordinary loss to the extent of interest  previously  included in income,  and thereafter,  capital loss (which will be  long-term  if the  LYON is held for  more  than one  year).  The  deductibility  of net  capital  losses  by  individuals  and corporations is subject to limitations.

    A U.S.  Holder's tax basis in our common stock received upon a conversion of a LYON or upon a holder's exercise of a put right that we elect to pay in common stock will equal the then current fair market value of such common stock.  The U.S.  Holder's  holding period for the common stock received will commence on the day immediately following the date of conversion or redemption.

CONSTRUCTIVE DIVIDENDS

    If at any time we make a distribution of property to our  stockholders  that would be taxable to the stockholders as a dividend for
United States federal income tax purposes and, in accordance  with the  anti-dilution  provisions of the LYONs,  the conversion rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the LYONs.

    For example,  an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of an  extraordinary  cash dividend will generally  result in deemed dividend  treatment to holders of the LYONs, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

TREATMENT OF NON-U.S. HOLDERS

    Payments of contingent  interest made to Non-U.S.  Holders will not be exempt from United States federal income or withholding  tax and,  therefore,  Non-U.S.  Holders will be subject to withholding on such payments of contingent interest at a rate of 30%, subject to reduction  by an  applicable  treaty or upon the  receipt of a Form  W-8ECI  from a Non-U.S.  Holder  claiming  that the  payments  are effectively  connected with the conduct of a United States trade or business. A Non-U.S.  Holder that is subject to the withholding tax should consult its tax advisors as to whether it can obtain a refund for a portion of the  withholding  tax, either on the grounds that some portion of the contingent interest represents a return of principal under the CPDI regulations, or on some other grounds.

    All other payments on the LYONs made to a Non-U.S.  Holder,  including a payment in common stock pursuant to a conversion,  and any gain realized on a sale or exchange of the LYONs (other than income or gain  attributable  to accrued  contingent  interest  payments), will be exempt from United States  income or  withholding  tax,  provided  that:  (i) such  Non-U.S.  Holder does not own,  actually or constructively,  10  percent  or more of the total  combined  voting  power of all  classes  of our stock  entitled  to vote,  is not a controlled foreign corporation  related,  directly or indirectly,  to us through stock ownership,  and is not a bank receiving interest described in section  881(c)(3)(A)  of the Code;  (ii) the statement  requirement  set forth in section 871(h) or section 881(c) of the
Code has been fulfilled with respect to the beneficial owner, as discussed below;  (iii) such Non-U.S.  Holder is not an individual who is present in the United  States for 183 days or more in the  taxable  year of  disposition,  or such  individual  does not have a "tax home" (as defined in section  911(d)(3)  of the Code) or an office or other fixed  place of  business in the United  States;  (iv) such payments and gain are not  effectively  connected with the conduct by such Non-U.S.  Holder of a trade or business in the United States and (v) our common stock  continues to be actively  traded  within the meaning of section  871(h)(4)(C)(v)(I)  of the Code (which,  for these purposes and subject to certain exceptions, includes trading on the NYSE).

    The statement  requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a LYONs certifies on
IRS Form  W-8BEN,  under  penalties of perjury,  that it is not a United  States  person and provides its name,  address and such other information as the form may require.

    If a  Non-U.S.  Holder of the LYONs is  engaged  in a trade or  business  in the United  States,  and if  interest  on the LYONs is effectively  connected  with the conduct of such trade or business,  the Non-U.S.  Holder,  although  exempt from the  withholding  tax discussed in the preceding  paragraphs,  will  generally be subject to regular  United States federal income tax on interest and on any gain  realized  on the sale or  exchange  of the  LYONs in the same  manner  as if it were a U.S.  Holder.  In lieu of the  certificate described in the preceding paragraph,  such a Non-U.S.  Holder will be required to provide to the withholding agent a properly executed
IRS Form W-8ECI (or successor form) in order to claim an exemption from  withholding tax. In addition,  if such a Non-U.S.  Holder is a foreign  corporation,  such  Non-U.S.  Holder may be subject to a branch  profits  tax equal to 30% (or such lower rate  provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    Information  reporting will apply to payments of interest (including original issue discount and a payment in common stock pursuant to a conversion of the LYONs) or dividends,  if any, made by us on the proceeds of the sale or other  disposition  or retirement of the
LYONs or shares of common stock with respect to certain  noncorporate  holders, and United States federal backup withholding tax at the rate of 31% may apply if the recipient of such payment fails to supply an accurate  taxpayer  identification  number or otherwise fails to comply with applicable United States information  reporting or certification  requirements.  Any amounts so withheld will be allowed as a credit against such U.S. Holder's United States federal income tax liability,  provided that the required  information is provided to the IRS.

TAX EVENT

    The  modification of the terms of the LYONs by us upon a Tax Event as described in "Description of LYONs -- Optional  Conversion to
Semi-Annual Coupon Notes Upon Tax Event," could possibly alter the timing of income recognition by the holders.

                                                        SELLING SECURITYHOLDERS

    The LYONs were originally issued by us to and resold by Merrill Lynch in transactions exempt from the registration  requirements of the  Securities  Act to  persons  reasonably  believed  by to be  "qualified  institutional  buyers"  as defined by Rule 144A under the
Securities  Act. The selling  securityholders  may from time to time offer and sell pursuant to this prospectus any or all of the LYONs listed  below and shares of common  stock  issued upon  purchase by us, or  conversion,  of such LYONs.  When we refer to the  "selling securityholders"  in this  prospectus,  we mean those persons listed in the table below,  as well as the pledgees,  donees,  assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

    We are filing this  registration  statement  pursuant to a  registration  rights  agreement that we entered into with Merrill Lynch whereby we agreed, at our expense,  and for the benefit of the holders of the LYONs, to file a shelf  registration  statement  covering resale of the LYONs and the shares of common stock  issuable upon  conversion of the LYONs within 90 days after February 8, 2001 and to cause the registration  statement to become  effective within 210 days of February 8, 2001. We are also generally  required to keep the registration statement effective until February 8, 2003 subject to certain black-out periods upon certain corporate events.

    The table below sets forth the name of each selling  securityholder,  the aggregate principal amount at maturity of LYONs that each selling  securityholder  may offer pursuant to this  prospectus and the number of common shares into which such LYONs are  convertible.
Unless set forth below,  none of the selling  securityholders  has, or within the past three years has had,  any material  relationship with us or any of our predecessors or affiliates.

    We have prepared the table below based on  information  given to us by the selling  securityholders  on or prior to April 25, 2001.
However,  any or all of the LYONs or common  shares  listed below may be offered for sale  pursuant to this  prospectus  by the selling securityholders  from time to time.  Accordingly,  no estimate  can be given as to the  amounts of LYONs or common  shares that will be held by the selling  securityholders upon consummation of any such sales. In addition, the selling  securityholders listed in the table below may have acquired,  sold or transferred,  in transactions  exempt from the registration  requirements of the Securities Act, some or all of their LYONs since the date as of which the information in the table is presented.

    Information  about the selling  securityholders  may change  over time.  Any changed  information  will be set forth in  prospectus supplements.  From time to time,  additional  information  concerning  ownership  of the LYONs and common  shares may rest with certain holders thereof not named in the table below and of whom we are unaware.

                                                     Aggregate                        Number of Common    Percentage of
                                                     Principal       Percentage of   Shares that May Be   Common Shares
                          Name                       Amount at           LYONs            Sold (1)       Outstanding (2)
                                                 Maturity of LYONs    Outstanding
                                                  that May Be Sold
         AIG SoundShore Holdings, Ltd.                 $  4,643,000               *              53,720                 *
         AIG  SoundShore   Opportunity  Holding
         Fund, Ltd.                                    $  2,813,000               *              32,546                 *
         AIG   SoundShore   Strategic   Holding
         Fund, Ltd.                                    $  2,294,000               *              26,541                 *
         Arpeggio Fund, LP                             $  1,200,000               *              13,884                 *
         Associated  Electric&Gas  Insurance
         Services Limited                               $   500,000               *               5,785                 *
         BankAmerica Pension Plan                      $  6,000,000                              69,420                 *
                                                                           *
         Bear, Stearns &Co. Inc.                      $ 20,000,000           2.96%             231,400                 *
         City of Albany Pension Plan                    $   180,000               *               2,083                 *
         Clarica Life Insurance Co. - U.S.              $   845,000               *               9,777                 *
         Credit  Industriel  D'  Alsace  Et  De        $ 13,500,000           2.00%             156,195                 *
         Lorraine
         Credit Lyonnais Securities (USA) Inc.         $  5,000,000               *              57,850                 *
         Delta    Pilots     Disability     And
         Survivorship Trust                            $  1,050,000               *              12,148                 *
         D.E. Shaw Investments, L.P.                   $  5,000,000               *              57,850                 *
         D.E. Shaw Valence, L.P.                       $ 20,000,000           2.96%             231,400                 *
         Deutsche Banc Alex Brown Inc.                 $ 27,600,000           4.09%             319,332                 *
         Drury University                               $    60,000               *                 694                 *
         First Union National Bank                     $ 35,100,000           5.20%             406,107                 *
         Forest Alternative  Strategies Fund II
         L.P. ASM                                      $  2,000,000               *              23,140                 *
         Forest Fulcrum Fund L.P.                      $  2,755,000               *              31,875                 *
         Forest Global Convertible Fund A5             $ 20,487,000           3.04%             237,035                 *
         Greek Catholic Union                           $    50,000               *                 579                 *
         Greek Catholic Union II                        $    45,000               *                 521                 *
         Highbridge International LLC                  $ 38,500,000           5.70%             445,445                 *
         H.K. Porter Company, Inc.                      $    50,000               *                 579                 *
         IMF Convertible Fund                           $   800,000               *               9,256                 *
         Investcorp - SAM Fund Ltd.                    $  3,500,000               *              40,495                 *
         Jackson County  Employees'  Retirement
         System                                         $   225,000               *               2,603                 *
         KBC Financial Products USA                    $  3,500,000               *              40,495                 *
         Kettering Medical Center Funded
         Depreciation Account                           $   120,000               *               1,388                 *
         Lehman Brothers Inc.                          $  4,000,000               *              46,280                 *
         LLT Limited                                   $  6,100,000               *              70,577                 *
         Louisiana    Workers'     Compensation
         Corporation                                    $   300,000               *               3,471                 *
         Lutheran Brotherhood                          $  6,700,000               *              77,519                 *
         Lyxor Master Fund                             $ 28,000,000           4.15%             323,960                 *
         McMahan Securities Co. L.P.                    $    22,000               *                 255                 *
         Merrill Lynch, Pierce,  Fenner &Smith        $  6,327,000               *              73,203                 *
         Inc.
         MLQA Convertible  Securities Arbitrage
         Ltd.                                          $ 35,000,000           5.19%             404,950                 *
         Morgan Stanley&Co.                          $ 15,000,000           2.22%             173,550                 *
         Nomura Securities International Inc.          $ 49,500,000           7.33%             572,715                 *
         Peoples Benefit Life Insurance Company        $  4,000,000               *              46,280                 *
         RAM Trading Ltd.                              $ 25,000,000                             289,250                 *
         RBC Capital Services Inc.                      $   579,000               *               6,699                 *
         Rhapsody Fund, LP                             $  4,200,000               *              48,594                 *
         Royal Bank of Canada                          $ 20,000,000           2.96%             231,400                 *
         Salomon Smith Barney, Inc.                    $  1,750,000               *              20,248                 *
         SAM Investments LDC                           $ 75,000,000          11.11%             867,750                 *
         SCI  Endowment  Care Common Trust Fund
         - First Union                                  $   130,000               *               1,504                 *
         SCI  Endowment  Care Common Trust Fund
         - National Fiduciary Services                  $   350,000               *               4,050                 *
         SCI  Endowment  Care Common Trust Fund
         - Suntrust                                     $   140,000               *               1,620                 *
         Southdown Pension Plan                         $   420,000               *               4,859                 *
         St. Albans Partners Ltd.                      $ 10,000,000           1.48%             115,700                 *
         Susquehanna Capital Group                     $ 20,000,000           2.96%             231,400                 *
         Sylvan IMA Ltd.                               $  1,329,000               *              15,377
         Triborough Partners QP, LLC                   $  2,000,000               *              23,140                 *
         UBS O'Connor LLC                              $  6,700,000               *              77,519                 *
         Unifi,  Inc.  Profit  Sharing Plan and         $   200,000               *               2,314                 *
         Trust
         Union Carbide Retirement Account              $  2,600,000               *              30,082                 *
         White River Securities L.L.C.                 $ 20,000,000           2.96%             231,400                 *
         Zurich Master Hedge Fund                      $  5,000,000               *              57,850                 *
         All Other  Holders  of LYONs or Future
         Transferees, Pledgees,
         Donees,  Assignees  or  Successors  of
         any such Holders (3) (4)                                 $          15.83%           1,236,092             1.03%
                                                        106,836,000
         Total                                        $ 675,000,000            100%           7,809,750             6.51%

 * Less than one percent (1%).

 (1)     Assumes  conversion of all of the holder's LYONs at a conversion  rate of 11.57 common shares per $1,000  principal  amount at maturity  of the  LYONs.  This  conversion  rate is  subject  to  adjustment,  however,  as  described  under  "Description  of the
    LYONs--Conversion  Rights--Conversion  Rate and Delivery of Common Shares." As a result,  the number of common shares issuable upon conversion  of the LYONs may  increase  or decrease in the  future.  Does not include  common  shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(2) Calculated  based on Rule  13d-3(d)(i) of the Exchange Act, using  120,001,944  common shares  outstanding as of August 1, 2001. In calculating  this amount for each holder,  we treated as outstanding the number of common shares issuable upon conversion of all of that holder's  LYONs,  but we did not assume  conversion of any other  holder's  LYONs.  Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future pledgees,  donees, assignees,  transferees or successors of or from any such other holders of LYONs,  do not  beneficially  own any common shares other than common shares issuable upon conversion of the LYONs at the initial conversion rate.

                                                         PLAN OF DISTRIBUTION

    We are registering the LYONs and common shares covered by this prospectus to permit holders to conduct public secondary  trading of these securities from time to time after the date of this prospectus.  We have agreed, among other things, to bear all expenses,  other than  underwriting  discounts and selling  commissions,  in connection  with the  registration  and sale of the LYONs and common shares covered by this prospectus.

    We will not receive any of the proceeds from the resale of the LYONs by the selling  securityholders  or any common stock  issuable upon conversion of the LYONs. We have been advised by the selling  securityholders  that the selling  securityholders may sell all or a portion of the LYONs and common shares beneficially owned by them and offered hereby from time to time:

    o   directly; or

    o   through  underwriters,  broker-dealers  or agents,  who may  receive  compensation  in the form of  discounts,  commissions  or concessions  from the selling  securityholders  or from the  purchasers of the LYONs and common shares for whom they may act as agent.

    The LYONs and common shares may be sold from time to time in one or more transactions at:

    o   fixed prices, which may be changed;

    o   prevailing market prices at the time of sale;

    o   varying prices determined at the time of sale; or

    o   negotiated prices.

    These prices will be determined by the holders of the securities or by agreement  between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate  proceeds to the selling  securityholders  from the sale of the LYONs or common  shares  offered by them hereby will be the  purchase  price of the LYONs or common  shares less  discounts  and commissions, if any.

    The sales described in the preceding paragraph may be effected in transactions:

    o   on any national  securities  exchange or quotation  service on which the LYONs and common shares may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of common shares;

    o   in the over-the-counter market;

    o   in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

    o   through the writing of options.

    These  transactions may include block  transactions or crosses.  Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

    In  connection  with sales of the LYONs and  common  shares or  otherwise,  the  selling  securityholders  may enter  into  hedging transactions with  broker-dealers.  These broker-dealers may in turn engage in short sales of the LYONs and common shares in the course of hedging  their  positions.  The selling  securityholders  may also sell the LYONs and common  shares short and deliver the LYONs and common shares to close out short positions,  or loan or pledge the LYONs and common shares to broker-dealers  that in turn may sell the
LYONs and common shares.

    To our  knowledge,  there are  currently no plans,  arrangements  or  understandings  between any selling  securityholders  and any underwriter,  broker-dealer  or agent  regarding  the sale of the  LYONs and  common  shares by the  selling  securityholders.  Selling securityholders  may not sell any, or may not sell all, of the LYONs and common shares offered by them pursuant to this prospectus.  In addition,  we cannot assure you that a selling  securityholder  will not transfer,  devise or gift the LYONs and common shares by other means not described in this prospectus.  In addition,  any securities covered by this prospectus that qualify for sale pursuant to Rule
144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    The outstanding common shares are listed for trading on the New York Stock Exchange.

    The selling  securityholders  and any broker and any  broker-dealers,  agents or  underwriters  that  participate  with the selling securityholders  in the  distribution  of the LYONs or common  shares  may be deemed to be  "underwriters"  within  the  meaning of the
Securities Act. In this case, any commissions  received by these  broker-dealers,  agents or underwriters  and any profit on the resale of the LYONs or common shares  purchased by them may be deemed to be  underwriting  commissions or discounts  under the Securities Act.
In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

    The LYONs were issued and sold in February 2001 in transactions exempt from the registration  requirements of the Securities Act to persons  reasonably  believed  by the  Initial  Purchaser  to be  "qualified  institutional  buyers," as defined in Rule 144A under the
Securities  Act. We have agreed to indemnify the Initial  Purchaser and each selling  securityholder,  and each selling  securityholder has agreed to indemnify us, the Initial Purchaser and each other selling  securityholder  against specified  liabilities  arising under the Securities Act.

    The selling  securityholders  and any other person  participating  in such  distribution  will be subject to the Exchange  Act. The
Exchange Act rules  include,  without  limitation,  Regulation M, which may limit the timing of purchases and sales of any of the LYONs and the underlying common shares by the selling  securityholders  and any such other person. In addition,  Regulation M of the Exchange
Act may restrict the ability of any person  engaged in the  distribution  of the LYONs and the  underlying  common  shares to engage in market-making  activities with respect to the particular  LYONs and the underlying  common shares being  distributed for a period of up to five  business  days  prior to the  commencement  of the  distribution.  This may  affect  the  marketability  of the  LYONs and the underlying  common shares and the ability of any person or entity to engage in  market-making  activities with respect to the LYONs and the underlying common shares.

    We will use our  reasonable  efforts to keep the  registration  statement of which this  prospectus is a part  effective  until the earlier of:

    o   the sale, pursuant to the registration statement to which this prospectus relates, of all the securities registered thereunder;

    o   the  expiration of the holding  period  applicable to the  securities  held by persons that are not our  affiliates  under Rule
        144(k) under the Securities Act or any successor provision; and

    o   sale to the public under Rule 144 of all the securities registered thereunder.

    Our obligation to keep the registration  statement to which this prospectus  relates  effective is subject to specified,  permitted exceptions.  In these cases, we may prohibit offers and sales of the LYONs and common shares pursuant to the registration  statement to which this prospectus relates.

                                                             LEGAL MATTERS

    Certain legal matters  regarding the LYONs,  the shares of common stock issuable upon  conversion of the LYONs and the guarantee of
CHL are being passed upon for CCI and CHL by Munger, Tolles &Olson LLP, Los Angeles, California.

                                                                EXPERTS

    The consolidated  financial statements of Countrywide (and subsidiaries) for the fiscal years ended February 28 (29) 2001, 2000 and
1999, have been audited by Grant Thornton LLP,  independent  certified public accountants.  The financial statements and the reports of the  independent  certified  public  accountants,  included in  Countrywide's  Annual  Report on Form 10-K filed on May 29,  2001,  are incorporated  by reference in this  document in reliance on said reports  given on the  authority of such firm as experts in accounting and auditing.

    Grant  Thornton has advised us that from May 6, 1999 through July 10, 2000,  benefit plans managed by a third-party  brokerage firm for the benefit of Grant  Thornton's  employees and partners owned a total of 610 shares of our common stock.  Grant Thornton  reported this  ownership to the SEC in  connection  with its  voluntary  participation  in the SEC's auditor  independence  "look-back"  testing program.  Given a  concern  in the SEC  that  such  ownership  raises  an issue as to Grant  Thornton's  independence,  Grant  Thornton carefully  evaluated  whether these purchases of 610 shares of  Countrywide's  common stock impaired its  independence.  Grant Thornton has advised us that,  notwithstanding  the  third-party  brokerage  firm's purchase of our common stock on behalf of its benefit plans,
Grant  Thornton has concluded  that it is  independent  with respect to  Countrywide,  that it still intends to sign audit opinions and that it further  consents to the  incorporation  by reference of audit opinions as necessary in connection  with documents  filed by us with the SEC and other third parties.